Exhibit 2.1

MASTER PURCHASE AGREEMENT

dated December 21, 2011

between

Forbo Holding AG, Lindenstrasse 8, 6341 Baar                                         the “Seller”

and

H.B. Fuller Company, 1200 Willow Lake Blvd., St. Paul, MN USA                                         the “Purchaser”

Preamble

WHEREAS, the Seller conducts through various subsidiaries (i) a floor and parquetry adhesive, leveling, mortar, primer, finish and installation products business in France, Spain and Switzerland and (ii) an industrial adhesives and synthetic polymer business (collectively, the “Business”),

WHEREAS, the Purchaser is a US company with registered office in St. Paul, Minnesota, USA and is amongst others also active in the industrial adhesives and synthetic polymer business,

WHEREAS, the Purchaser intends to buy the Business from the Seller,

WHEREAS, the Purchaser has provided to the Seller evidence of its ability to finance the purchase of the Business including a letter from various financial institutions (the “Financing Commitment”) committing to provide funding for a substantial portion of the purchase price (the “Financing”),

WHEREAS, prior to the execution of this Agreement, the Purchaser, in a due diligence review, has analyzed the Due Diligence Material and has received further information through the management presentation, expert meetings and site visits,

NOW, THEREFORE, the Parties have come to the following agreement.

CONTENT

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms have the following meanings unless the context requires otherwise:

“Accounting Expert” shall mean the Person appointed in accordance with art. 2.3.2 of this Agreement to resolve the Disputed Matters.

“Agreement” shall mean this Agreement and its Schedules as amended from time to time pursuant to art. 11.4 of this Agreement.

“Allocation Schedule” shall have the meaning defined in art. 8.12(iv).

“Annual Financial Statements” shall have the meaning defined in art. 5.5.

“Anti-corruption Laws” shall have the meaning defined in art. 5.14.

“Applicable Law” shall mean any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Assets” shall mean the assets that are part of the Business and are listed in Schedule 2.1.

“Asset Transfer Contracts” shall have the meaning defined in art. 8.24.

“Associated Company” shall mean a Person of which a Person directly or indirectly owns 50 percent or more of the voting rights or of the equity capital.

“Assumed Benefit Plans/Schemes” shall have the meaning defined in art. 8.14.

“Business” shall have the meaning defined in the Preamble.

“Business Day” shall mean the day on which banks in Zurich and New York are open for business the full day.

“Change of Control Contracts” shall mean contracts entered into by any of the Companies with third parties or primarily relating to the Business which require the consent of such third parties to, or notice to such third parties of, the transactions contemplated herein or which grant such third Parties the right (with or without the giving of notice or passage of time) to terminate the contract concerned or otherwise adversely affect the rights or obligations of the Business due to the transactions contemplated herein or which are automatically terminated due to the transactions contemplated herein.

“CHF” shall mean Swiss Francs, being the lawful currency of Switzerland.

“Closing” shall mean the consummation of the transactions described in art. 4 of this Agreement.

“Closing Date” shall mean the date defined in art. 4.1 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” shall mean the Companies that are part of the Business and are listed in Schedule 2.1.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between Forbo International SA and the Purchaser dated by signature of the Purchaser as of May 23, 2011.

“Deadline” shall mean the date defined in art. 4.2 of this Agreement.

“Debt Declarations” shall mean all non-U.S. bank declarations and foreign debt registration documents from central banks, local foreign exchange administration or equivalent.

“Debt Financing Sources” means the Persons that, as of the time of determination, have committed to provide or otherwise entered into agreements in connection with the Financing or the Other Financing, together with their affiliates, and including the parties to the Financing Commitment and any joinder agreements, indentures, underwriting agreements or credit agreements (or other definitive documents) relating thereto.

“Disputed Matters” shall have the meaning defined in art. 2.3.2 of this Agreement.

“DIY Business” shall have the meaning defined in art. 9.1 of this Agreement.

“Due Diligence Material” shall mean the documents listed in Schedule 1.a which have been submitted to the Purchaser for the due diligence review before the signing of this Agreement (i) via the electronic data site maintained by Data Room Services, (ii) via the physical Red File Room and (iii) via the report Deloitte has established on the review of PwC’s working papers and true, correct and complete copies of which are included in the compact disc provided to the Purchaser by the Seller on or prior to the date hereof.

“Employee Benefit Plan/Scheme” shall mean any employee benefit plan, scheme, program or arrangement of any kind (including any stock option or ownership plan, stock appreciation rights plan, stock purchase plan, bonus, incentive compensation, pension, superannuation, deferred compensation, profit sharing plan, health, permanent health insurance, disability, or life plan or any arrangement regarding any vacation, holiday, sick leave, redundancy pay, fringe benefit, pre tax premium or flexible spending account plan or any plan providing benefits on or in anticipation of retirement or death) applicable to any employees of the Companies or primarily dedicated to the Business. For the avoidance of doubt, the scheme of base salaries and sales commission schemes and any benefits that have to be paid or provided under Applicable Law are not considered as Employee Benefit Plan/Schemes under this Agreement.

“Encumbrance” shall mean any mortgage, claim, pledge, security interest, charge, lien, option, restriction, reservation or any other encumbrance whatsoever.

“Environmental Laws” shall mean all applicable statutes, laws and regulations relating to pollution or protection of human health or the environment (including air, surface water, ground water, land surface and subsurface strata), including laws and regulations that create Liabilities regarding the discharge or release, collection, storage, transportation for disposal, treatment or disposal of wastes, materials or substances in the interest of protecting human health or the environment.

“Environmental Reports” shall have the meaning defined in art. 5.15.

“Fairly Disclosed in Writing in the Due Diligence Material” shall mean any non-misleading disclosure which allowed the Purchaser to assess the impact of such fact on the business operations, prospects, financial and legal situation or the valuation of the Business or of the Companies as the case may be. The concept of fair disclosure as defined herein shall supersede article 200 CO, which shall not apply to this Agreement and be deemed waived by the Parties.

“Financial Statement” shall mean the Annual Financial Statements and the Interim Financial Statement as defined in art. 5.5.

“Financing” shall have the meaning defined in the Preamble.

“Financing Commitment” shall have the meaning defined in the Preamble.

“Financing Dispute” shall have the meaning defined in art. 12.3.

“Governmental Authority” shall mean any (i) nation, province, state, county, city, district or other similar jurisdiction of any nature; (ii) national, provincial, state or local government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, central bank, instrumentality, department, official, entity, court or tribunal or other regulatory authority); or (iv) multi-national organization or body.

“Hazardous Substance” shall mean any pollutant, contaminant, hazardous waste or petroleum or fraction thereof or any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.

“ICC” shall have the meaning as set forth in art. 2.3.2.

“IFRS” shall mean International Financial Accounting Standards issued by the International Accounting Standards Board applied on a consistent basis as applied in accordance with the Accounting Manual set forth in Schedule 1.b as far as such manual does not deviate from IFRS.

“Intellectual Property” means any trademark, service mark, trade name, patent, copyright, design, logo, formula, invention (whether or not patentable or reduced to practice), concept, plan, domain name, website, trade secret, know how, confidential information, mask work, product right, software, technology or other intangible asset of any nature, whether in use, under development or design or inactive (including any registration, application or renewal regarding any of the foregoing).

“Intercompany Loans” shall mean the loans set forth in Schedule 1.c the Seller and Associated Companies of the Seller have granted to the Companies.

“Interim Financial Statement” shall have the meaning defined in art. 5.5.

“IRS” shall mean the United States’ Internal Revenue Service.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Local Purchase Agreements” shall mean the purchase agreements to be concluded between the Selling Subsidiaries and the Purchasing Subsidiaries for the sale of the Companies and the Assets as described in art. 3.1 of this Agreement.

“Local Transactions” shall mean the sales of the Shares and Assets by the Selling Subsidiaries to the Purchasing Subsidiaries pursuant to the Local Purchase Agreements.

“Material Adverse Change” shall mean the occurrence or discovery of an event or circumstance that would result in the value of the Business on a looking forward basis being reduced by 20% or more relative to the value of the Business on the date hereof with such value being determined using standard and customary valuation methods. Currency fluctuation shall, however, not affect such valuation and shall not be considered as Material Adverse Changes for the purpose of this Agreement.

“Net Financial Debt” shall mean the combined interest bearing debt (including all outstanding Intercompany Loans and any receivables financing but excluding any pension Liabilities) minus cash and cash equivalents of the Companies as defined in Schedule 2.3.1(a), in each case as of 11:59 p.m. Zurich time on the Closing Date. For the avoidance of doubt, all accrued but unpaid interest, penalties or other amounts payable with respect to interest bearing debt of the Companies shall be treated as interesting bearing debt for purposes of calculating Net Financial Debt.

“Net Working Capital” shall mean the combined operative net working capital as defined in Schedule 2.3.1(b) as of 11:59 p.m. Zurich time on the Closing Date.

“Non-Production Facility” shall have the meaning defined in art. 5.15 of this Agreement.

“Non-U.S. Employee” shall mean any current or former employee of any of the Companies or a Transferred Employee whose employment with the Companies or in connection with the Business is or was principally governed by Applicable Laws of a jurisdiction other than the United States or any state thereof.

“Notice of Disagreement” shall have the meaning defined in art. 2.3.1 of this Agreement.

“Other Financing” shall have the meaning defined in art. 8.19.

“Order” shall mean any order, writ, injunction, decree, judgment, award or determination of or from any Governmental Authority or similar binding decision of any arbitration or similar proceeding, but excluding permits and authorizations.

“Organizational Document” shall mean, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing documents of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (d) any amendment to any of the foregoing.

“Parties” shall mean the Seller and the Purchaser.

“Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, labor union or works council (or similar organization), Governmental Authority or other entity.

“Pre-Closing Tax Period” shall mean (a) any period with respect to Taxes ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.

“Pre-Closing Taxes” shall have the meaning defined in art. 8.12(i).

“Prohibited Employee” shall have the meaning defined in art. 8.2.

“Purchase Price” shall mean the amount defined in art. 2.2 of this Agreement, as adjusted pursuant to art. 2.3.

“Purchasing Subsidiaries” shall mean the subsidiaries of Purchaser which purchase the Shares or Assets from the Selling Subsidiaries pursuant to the Local Purchase Agreements as set forth in Schedule 3.1, whether existing as of the date hereof or formed after the date hereof.

“PwC” shall mean PricewaterhouseCoopers LLP.

“Redacted Information” shall mean any of the following information: the identity of a party to a contract, the date of a contract, the provisions of a contract relating to pricing or volume of products purchased or sold thereunder, the location of a facility or operations, amounts for insurance requirements, the products to be purchased or sold pursuant to a contract, the territory to which the products to be sold or services to be provided relates, the term of a contract, the commission rate under a contract or any other information blacklined in the Due Diligence Material where the subject matter of the redaction is reasonably apparent.

“Red File Room” shall mean certain confidential information disclosed by the Seller to the Purchaser in a physical room on 14 / 15 December 2011.

“Resolution Period” shall mean the period defined in art. 2.3.2 of this Agreement.

“Securities Act” shall have the meaning defined in art. 8.19.

“Selling Subsidiaries” shall mean the subsidiaries of Seller which sell the Shares or Assets to the Purchasing Subsidiaries pursuant to the Local Purchase Agreements as set forth in Schedule 3.1.

“Shares” shall mean the shares or other equity interests of the Companies as listed in Schedule 2.1.

“Straddle Period” shall mean any complete period of any of the Companies relating to any Taxes that includes but does not end on the Closing Date.

“Target Net Financial Debt” shall mean CHF 179,000,000.

“Target Net Working Capital” shall mean, CHF 92,000,000 if the Closing occurs on or before April 30, 2012, and CHF 100,000,000 if the Closing occurs on or after May 1, 2012.

“Taxes” shall mean all national, provincial, state or local income taxes, sales taxes, VAT, any turnover or cost related taxes, withholding taxes, stamp duties and any other transfer duties, payroll taxes, social security taxes and property taxes and all other levies, customs, taxes and public duties of any kind.

“Transaction Expenses” shall mean any expenses of any of the Companies in connection with the transactions contemplated herein (including attorneys’ and other professionals’ fees and any bonus, change in control, severance or other similar employee benefit obligation arising as a result of the announcement or consummation of any such transaction), in each case that are unpaid as of the Closing and regardless of any other action or event giving rise to such Company’s obligation to pay such expense.

“Transferred Employees” shall mean the employees who work primarily in the operation of a part of the Business which is the subject of an asset transfer under this Agreement or a Local Purchase Agreement on the Closing Date; provided that for such employees whose employment cannot be or is not automatically transferred to any of the Purchasing Subsidiaries under Applicable Law, “Transferred Employees” shall include only such employees who accept offers of employment presented in accordance with art. 9.3 and who complete all necessary documents in order to commence such employment.

“Transition Services” shall have the meaning defined in art. 9.2 of this Agreement.

ARTICLE 2

SALE AND PURCHASE OF SHARES, PURCHASE PRICE

2.1	Sale and Purchase of Shares and Assets. Subject to the terms and conditions defined herein, the Seller hereby agrees to sell or cause to be sold to the Purchaser and the Purchaser hereby agrees to buy or cause to be bought from the Seller the Business, i.e. the Shares and Assets listed in Schedule 2.1. The Shares and Assets shall be sold in the Local Transactions as described in art. 3.1 by the Selling Subsidiaries to the Purchasing Subsidiaries.

2.2	Purchase Price. Subject to the adjustment set forth in art. 2.3 of this Agreement, the Purchase Price for all the Shares and Assets sold pursuant to art. 2.1 of this Agreement amounts to CHF 191,000,000 (Swiss Francs one hundred and ninety one million) exclusive of VAT.

Any VAT levied on the Purchase Price shall be paid, in addition to the Purchase Price, by the Purchaser (for the avoidance of doubt this includes, in particular, VAT levied on the Local Transactions).

2.3	Adjustment of Purchase Price. The Purchase Price defined in art. 2.2 of this Agreement shall be adjusted after the Closing as follows:

i.	if the Net Financial Debt on the Closing Date is higher than the Target Net Financial Debt, the Purchase Price shall be reduced by the difference between the actual Net Financial Debt as of the Closing Date and Target Net Financial Debt,

ii.	if the Net Financial Debt on the Closing Date is lower than the Target Net Financial Debt, the Purchase Price shall be increased by the difference between the actual Net Financial Debt as of the Closing Date and Target Net Financial Debt, and

iii.	if the Net Working Capital on the Closing Date is lower than Target Net Working Capital, the Purchase Price shall be reduced by the difference between the actual Net Working Capital as of the Closing Date and Target Net Working Capital (for the avoidance of doubt there is no adjustment if the Net Working Capital on the Closing Date is equal to or higher than the Target Net Working Capital).

2.3.1	Procedure. Promptly after Closing the Purchaser shall commence the calculation of the Net Financial Debt and the Net Working Capital as described in Schedules 2.3.1(a) and 2.3.1(b). The Purchaser shall furnish such calculation, which shall separately state Purchaser’s calculation of the amount of Intercompany Loans as of 11:59 p.m. Zurich time on the Closing Date, to the Seller in writing together with a notice explaining in reasonable detail the computation of the Net Financial Debt and the Net Working Capital no later than 20 Business Days after the Closing Date. For the purpose of reviewing the Purchaser’s calculation of the Net Financial Debt and the Net Working Capital, the Purchaser shall grant to the Seller unrestricted access to the Companies’ books and employees for such purpose during normal business hours upon at least one Business Day advance notice until the Net Financial Debt and the Net Working Capital have been determined in a binding manner. The calculation of the Net Financial Debt and the Net Working Capital furnished by the Purchaser to the Seller shall become final and binding upon the Parties unless the Seller gives written notice (“Notice of Disagreement”) according to art. 2.3.2 of this Agreement to the Purchaser within 20 Business Days following receipt of the computation of the Net Financial Debt and the Net Working Capital.

2.3.2	Notice of Disagreement and Dispute Resolution. The Notice of Disagreement shall relate solely to the computation of the Net Financial Debt or the Net Working Capital and shall specify in reasonable detail the nature of any disagreement so asserted.

During the period of 20 Business Days (the “Resolution Period”) following the receipt by the Purchaser of the Notice of Disagreement, the Parties shall attempt to resolve any differences which they may have with respect to any matters specified in the Notice of Disagreement. If at the end of the Resolution Period the Parties have failed to reach written agreement with respect to all of such matters, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the “Disputed Matters”) shall be submitted to and reviewed by the Zurich office of Ernst & Young LLP (such Person, subject to change as provided in this art. 2.3.2, the “Accounting Expert”).

If within 15 Business Days following the expiration of the Resolution Period, the Accounting Expert has not agreed to perform the services called for hereunder or has withdrawn from its mandate, the Accounting Expert shall be selected by the ICC International Center for Expertise of the International Chamber of Commerce (“ICC”), Paris, France, in accordance with the provisions regarding the appointment of experts contained in the ICC’s rules of expertise upon application of either the Seller or the Purchaser with it being a requirement that ICC shall select an accounting firm with an international reputation and no other material relationship with either Party or any Person who controls, is controlled by, or is under common control with either Party.

The Accounting Expert shall compute the Net Financial Debt or the Net Working Capital as per the Closing Date as the case may be, in accordance with this Agreement and its decision with respect to the Net Financial Debt or the Net Working Capital shall be final and binding upon the Parties. With the exception of the Disputed Matters, the Accounting Expert’s computation shall, however, be based on the Purchaser’s computation (for all elements of the Purchaser’s computation not mentioned in the Notice of Disagreement) or on written settlements reached by the Parties (for all Disputed Matters on which the Parties before the examination by the Accounting Expert have agreed upon in writing). The fees and expenses of the Accounting Expert in connection with the determination of any Disputed Matter shall be borne one half by the Seller and one half by the Purchaser.

2.3.3	Currency Conversions. All currency conversions required in calculating the Net Financial Debt in Swiss Francs shall be made using the foreign exchange spot reference rates (mid price) published by Bloomberg (code: BFIX) at 2.00 p.m. CET on the date that is two Business Days before the Closing Date. All currency conversions required in calculating Net Working Capital in Swiss Francs shall be made using the foreign exchange rates set forth in Schedule 2.3.3.

ARTICLE 3

LOCAL PURCHASE AGREEMENTS

3.1	Conclusion of Local Purchase Agreements. Subject to the terms and conditions defined herein, not later than on the Closing Date Seller shall cause the Selling Subsidiaries and the Purchaser shall cause the Purchasing Subsidiaries to conclude Local Purchase Agreements in the form set forth in Schedule 3.1 for the sale of the Shares or Assets as defined in Schedule 2.1, but with such variations as may be required to satisfy the requirements of local law, to adapt such agreement to the particular circumstance in each country or to cover such additional matters as may be agreed by the Seller and the Purchaser.

3.2	Contradictions between this Agreement and the Local Purchase Agreements. In case of any contradiction between this Agreement and the Local Purchase Agreements this Agreement shall prevail. In particular, to the Local Transactions only the warranties, representations and indemnities contained in this Agreement shall apply.

Should a Selling Subsidiary or a Purchasing Subsidiary raise any claims under the Local Purchase Agreements that cannot be raised under this Agreement, the Seller or the Purchaser, as the case may be, will indemnify the other Party for such claim.

3.3	Liability of Parties. Notwithstanding the conclusion of the Local Agreements the Parties remain liable for all their obligations under this Agreement. The Selling Subsidiaries and the Purchasing Subsidiaries shall be considered as auxiliary persons appointed by the Parties for the delivery or acceptance of performance under this Agreement (art. 101 CO). The Seller and the Purchaser are fully responsible for the acts and omissions of the Selling Subsidiaries and the Purchasing Subsidiaries, respectively, as far as the performance of this Agreement and the Local Agreements is concerned.

3.4	Termination of Local Agreements. Local Purchase Agreements automatically are terminated only if this Agreement is terminated.

ARTICLE 4

CLOSING

4.1	Closing Date of Transaction. The transactions described in this Agreement shall be consummated at the offices of Baker & McKenzie Zurich, Holbeinstrasse 30, 8008 Zurich, Switzerland, 10 Business Days after the conditions precedent set forth in art. 4.2 of this Agreement have been met or waived by the applicable Party, but in no event sooner than March 6, 2012, or at such other time as the Parties mutually agree (the date such transactions are consummated being the “Closing Date”).

4.2	Conditions Precedent to Closing.

i.	The obligation of the Parties to consummate the transactions contemplated herein shall be subject to the following conditions having been met or waived by both Parties:

a.	The governmental approvals set forth in Schedule 4.2(i)(a) have been obtained by the Purchaser and any waiting periods under Applicable Laws have expired or been terminated by the competent authorities.

b.	There are no judgments or Orders outstanding which enjoin the transactions and no law suits have been filed that threaten to enjoin the transactions.

ii.	The obligation of the Purchaser to consummate the transactions contemplated herein shall be subject to the following conditions having been met or waived by the Purchaser:

a.	All consents of third parties under the Change of Control Contracts set forth in Schedule 4.2(ii)(a) have been obtained.

b.	The Seller has delivered to the Purchaser the combined balance sheet, income statement, comprehensive income statement, cash flow statement and statement of changes in equity of the Business and notes thereto as of and for the 12 months ended December 31, 2010 (without comparable figures for 2009) prepared in accordance with IFRS and accompanied by an unqualified audit report of PwC.

c.	No Material Adverse Change has occurred after this Agreement has been signed.

Each Party shall file the necessary applications or other documents required to be filed by such Party and undertake any further steps to obtain the governmental approvals listed in Schedule 4.2(i)(a) as soon as practicable after the signing of this Agreement. The Purchaser shall pay the fees associated with such filings. Each party shall promptly inform the other Party on all the steps such Party undertakes with regard to these procedures and on any Orders or other relevant communications issued by the competent authorities. Each Party shall support the other Party by providing all the information about itself and its Associated Companies that is necessary for such applications and procedures. Should a competent authority require undertakings or remedies from the Parties as a condition to granting approval, the Parties shall use their best endeavors to meet such requirements to the extent they do not materially change the transactions contemplated herein. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall the Purchaser or any of its Associated Companies be required to agree to sell, divest, dispose of or hold separate any assets or businesses of the Purchaser or any of its Associated Companies or of any of the Companies unless the Parties agree on compensation by Seller for such actions.

Immediately after the signing of this Agreement, the Seller shall contact the counter parties to the Change of Control Contracts in order to obtain the consents or provide the notices required by such contracts and use its best efforts to obtain such consents. The Purchaser shall support the Seller in its endeavors and in particular participate in meetings with the counter parties concerned if this is requested by such counter party or by the Seller and provide the information reasonably requested by these counter parties or by the Seller on the Purchaser.

Immediately after the signing of this Agreement the Seller shall finalize the notes to the combined financial statements of the Business for 2010 and shall cause PwC to audit pursuant to the engagement letter attached hereto as Schedule 4.2(iii) such combined financial statements as described in art. 4.2(ii)(b) of this Agreement in accordance with U.S. Generally Accepted Audited Standards in form suitable for filing with the U.S. Securities and Exchange Commission so that such audited financial statements can be delivered to the Purchaser as soon as possible. The Seller shall cooperate with PwC in all reasonable respects to allow PwC to conclude such audit as soon as possible but shall not assume any responsibility for compliance with U.S. Generally Accepted Audited Standards or the requirements of the U.S. Securities and Exchange Commission. The content of such audited financial statements is, however, irrelevant for the condition precedent, i.e., the Parties shall close the transaction even if the audited financial statements as described in art. 4.2(ii)(b) should deviate from the 2010 Annual Financial Statement provided that all the other conditions precedent listed above have been satisfied or waived by each Party entitled to waive such condition.

Subject to the other terms of this Agreement, the Seller and the Purchaser shall contest any law suits and appeal any Orders and judgments that impede the transactions pursuant to art. 4.2(i)(b). The cost of such lawsuit shall be borne by the Party whose shareholders or creditors have sued.

Should the conditions under art. 4.2(i) not be met or waived by the Parties by October 6, 2012 (the “Deadline”) each Party may rescind this Agreement without any financial consequence unless the condition concerned has not been met due to a violation of this Agreement by a Party. Should the conditions under art. 4.2(ii) not be met or waived by the Purchaser by the Deadline the Purchaser may rescind this Agreement without any financial consequence unless the condition concerned has not been met due to a violation of this Agreement by the Purchaser. Notwithstanding the foregoing, the second paragraph of art. 11.1, art. 11.7 and art. 12 shall survive termination of this Agreement.

4.3	Delivery of both Parties. On the Closing Date, the Seller or the Selling Subsidiaries, as applicable and the Purchaser or the Purchasing Subsidiaries, as applicable shall execute and deliver the Local Purchase Agreements.

4.4	Deliveries of the Seller. On the Closing Date the Seller shall or shall cause the Selling Subsidiaries to deliver to the Purchasing Subsidiaries:

i.	All the Shares listed in Schedule 2.1;

ii.	All documents necessary to validly transfer ownership in the Shares to the Purchaser or to the Purchasing Subsidiaries, respectively;

iii.	All the Assets listed in Schedule 2.1;

iv.	All documents necessary to validly transfer the ownership in the Assets to the Purchasing Subsidiaries, respectively;

v.	The resignation letters of the directors or officers (or individuals occupying similar positions) and auditors set forth in Schedule 7; and

vi.	Copies of the agreements or letters which confirm the termination of the intercompany agreements in accordance with art. 8.4.

4.5	Deliveries of the Purchaser. The Purchaser shall against the deliveries by the Seller as set forth in art. 4.4 pay CHF 191,000,000 (Swiss Francs one hundred and ninety one million) to the bank account communicated by the Seller to the Purchaser in writing no later than 5 Business Days before the Closing Date. Such payment is made by the Purchaser to the Seller on behalf of the Purchasing Subsidiaries.

The Purchaser shall pay to the same bank account to the Seller CHF 179,000,000 (Swiss Francs one hundred and seventy nine million) as payment for the Intercompany Loans. Such payment is made by the Purchaser to the Seller on behalf of the Companies which shall be automatically released upon such payment from their obligations under the Intercompany Loans.

If in the calculation of Net Financial Debt pursuant to art. 2.3.1 of this Agreement a different amount of Intercompany Loans than CHF 179,000,000 (Swiss Francs one hundred and seventy nine million) is taken into account the above payment must be adjusted to reflect the actual Intercompany Loans taken into account in such calculation. If the actual amount is higher than CHF 179,000,000 (Swiss Francs one hundred and seventy nine million) the Purchaser shall pay the difference, if the actual amount is lower than CHF 179,000,000 (Swiss Francs one hundred and seventy nine million) the Seller shall pay the difference. The payments obligations under this article 4.5 and article 4.6 may be set-off against each other.

4.6	Payment of Purchase Price Adjustment. If the Purchase Price, as adjusted (if at all) pursuant to art. 2.3 of this Agreement, is greater than CHF 191,000,000 (Swiss Francs one hundred and ninety one million) the Purchaser shall pay the Seller such difference by wire transfer to a bank account notified by the Seller within 10 Business Days after the Net Working Capital and the Net Financial Debt as of the Closing Date have been determined in a binding manner for both Parties. If the Purchase Price, as adjusted (if at all) pursuant to art. 2.3 of this Agreement, is less than CHF 191,000,000 (Swiss Francs one hundred and ninety one million), the Seller shall pay the Purchaser such difference by wire transfer to a bank account notified by the Purchaser within 10 Business Days after the Net Working Capital and the Net Financial Debt as of the Closing Date have been determined in a binding manner for both Parties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date as follows:

5.1	Organization and Qualification. The Companies are duly organized and validly existing under the laws under which they have been formed and have the full right and authority to own and to operate their properties and to engage in the Business. A true, correct and complete copy of each Organizational Document of each of the Companies was submitted to the Purchaser in the Due Diligence Material. Schedule 5.1(a) lists each director or officer, legal representative (or person occupying a similar position) and the auditor of each of the Companies. Schedule 5.1(b) lists each representative office of each of the Companies.

5.2	Capital Structure. The Companies have the capital and equity holders set forth in Schedule 5.2. No further capital, non-voting stock, convertible securities or similar rights in the Companies have been created or issued or agreed to be issued. All the Shares (i) have been validly issued and fully paid in, (ii) are non-assessable and the applicable Purchasing Subsidiary will not subject to personal Liability by reason of purchasing such Shares from the applicable Selling Subsidiary, (iii) were issued in compliance with all Applicable Laws and Organizational Documents of the applicable Company and (iv) were not issued in violation of any preemptive (or similar) right. The Shares represent all of the outstanding equity interests of the Companies (other than equity interests in Companies owned by another Company). Other than rights of the Purchaser hereunder, there is no (i) preemptive or similar right, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, any Company; (ii) equity appreciation, phantom stock, profit participation or similar right with respect to any Company; or (iii) voting trust, proxy or other contract with respect to any equity interest of any Company. Except as set forth in Schedule 5.2, no Company owns any equity interests of any other Person.

5.3	Ownership; Authority and Authorization. The Selling Subsidiaries are the sole owners of and have good and valid title to the Shares sold in accordance with art. 2.1 of this Agreement, free and clear of all Encumbrances.

The execution, delivery and performance of this Agreement and each document of the Seller or any of its Associated Companies to be executed, delivered and performed in connection with this Agreement have been duly authorized and approved by all necessary organizational action with respect to the Seller or the applicable Associated Company, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by the Purchaser of this Agreement and each document of the Purchaser or its Associated Companies to be executed, delivered and performed in connection with this Agreement, this Agreement is, and each such document of the Seller and its Associated Companies at the Closing will be, the legal, valid and binding obligation of the Seller or the applicable Associated Company, enforceable against the Seller or the applicable Associated Company in accordance with its terms, except to the extent enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally.

Upon delivery of the Shares and documents mentioned in art. 4.3 of this Agreement, the Purchasing Subsidiaries will receive good and valid title to such shares, free and clear of all Encumbrances.

Seller warrants, furthermore, that

(i)	Forbo Adhesives France S.A.S owns all the outstanding equity interests in Forbo Adhesives Spain S.L. and 5% of the outstanding equity interests in S.C.I.M.P.O.S. Cameroon and has good and valid title to such shares free and clear of all Encumbrances;

(ii)	Forbo Adhesives Deutschland GmbH, owns all the outstanding equity interests of Forbo Adhesives Romania S.R.L. and has good and valid title to such shares free and clear of all Encumbrances further, it is the unlimited partner to Paul Heinicke GmbH & Co. KG and owns such partnership interests free and clear of all Encumbrances;

(iii)	Forbo Holding AG participates with 72%, Forbo Beteiligungen GmbH with 18% and Forbo Finanz AG with 10% as unlimited partners in Paul Heinicke GmbH & Co. KG, free and clear of all Encumbrances;

(iv)	Forbo Adhesives Netherland B.V owns all but four (4) shares of the outstanding equity interests in Forbo Adhesives Greece S.A.I.C. and has good and valid title to such shares free and clear of all Encumbrances;

(v)	Forbo Adhesives UK Ltd. owns four (4) shares of the outstanding equity interests in Forbo Adhesives Greece S.A.I.C. and has good and valid title to such shares free and clear of all Encumbrances;

(vi)	Forbo Adhesives Hong Kong is the owner of all the outstanding equity interests in Forbo Adhesives (Shanghai) Co., Ltd and Forbo Adhesives (Guangzhou) Co., Ltd. and has good and valid title to such shares free and clear of all Encumbrances.

5.4	Conflicts and Consents. Except as listed in Schedule 5.4, neither the execution nor delivery by the Seller of this Agreement or by the Seller or any Associated Company of the Seller of any document to be executed or delivered by such Person in connection with this Agreement nor consummation by the Seller or any Associated Company of the Seller of the transactions contemplated herein or therein does or will (with or without the giving of notice or passage of time): (i) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of the Seller, any such Associated Company of the Seller or any of the Companies; (ii) violate any Applicable Law or Order; (iii) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than any of the Companies to accelerate, increase, terminate, modify or cancel any right or obligation under, any contract to which the Seller or any such Associated Company is a party or by which any asset used in the Business or of any of the Companies or any of their Associated Companies is bound. Except as listed in Schedule 5.4, no consent or approval by, notification to or filing with any Person is required in connection with the Seller’s or any of its Associated Companies’ execution, delivery or performance of this Agreement or any document to be executed or delivered by the Seller or any Associated Company of the Seller in connection with this Agreement.

5.5	Financial Statement. Schedule 5.5(a) contains (i) the combined balance sheet, income statement, comprehensive income statement, cash flow statement and statement of changes in equity of the Business as of and for the 12 months ended on each of December 31, 2010 and December 31, 2009 (the “Annual Financial Statements”) and (ii) the combined balance sheet, income statement, comprehensive income statement and cash flow statement of the Business as of and for the six (6) months ended on June 30, 2011 (the “Interim Financial Statement”).

The Financial Statements have been prepared on the basis of IFRS and on the basis of the accounting and consolidation principles described in Schedule 5.5(b) and show on the basis of IFRS and such accounting and consolidating principles a true and fair view of the combined financial position, results of operations and cash flows of the Business. The Financial Statements have been prepared in a manner consistent with the Companies’ books and records. All transactions of the Companies have been fairly, accurately and completely recorded in their books and records. The warranty on the Interim Financial Statement is limited by the fact that the Interim Financial Statement contains provisions, accruals and cut-offs that are calculated in a summary manner based on estimates of the relevant factors and inventory is based on entries in the accounting system and not on a physical count. The Companies have no Liabilities, that according to IFRS have to be recorded on the balance sheet other than those actually recorded in the pertinent Annual Financial Statements as of such dates.

5.6	Absence of Adverse Changes. Seller represents and warrants that since January 1, 2011 the Business and the Companies:

i.	have conducted the Business in the ordinary course consistent with prior practice and have not sold or otherwise transferred any tangible or intangible fixed assets other than in the ordinary course of Business consistent with prior practice;

ii.	have not incurred any Liability except Liabilities incurred in the ordinary course of Business consistent with prior practice and have not mortgaged, pledged or subjected to an Encumbrance any of their assets tangible or intangible (other than Encumbrances created by law (other than as a result of any breach of contract, breach of warranty, tort, infringement or other violation of Applicable Law) in the ordinary course of Business consistent with prior practice);

iii.	have not suffered any material damage, destruction or loss by fire or other casualty that has not been fully repaired or was not insured;

iv.	except as set forth in Schedule 5.6(a) have not made any declaration or setting aside or payment of any dividend or any other distribution of profit or any direct or indirect redemption, purchase or other acquisition of any quotas or shares of the Companies, or issued or otherwise allowed to become outstanding or pledged or otherwise encumbered any equity interest or other security of any of the Companies or any right to any such equity interest or other security;

v.	have not licensed any material intangible asset from any other Person, except non exclusive licenses in the ordinary course of Business consistent with prior practice of commercially available standard software;

vi.	have not newly leased any real property from any other Person or newly leased any tangible personal property from any other Person, except leases of property in ordinary course of Business consistent with prior practice under which the annual payments do not exceed CHF 2,000,000 (individually or in the aggregate);

vii.	have not acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof;

viii.	have not (a) become a guarantor with respect to any obligation of any other Person, (b) assumed or otherwise became obligated for any obligation of any other Person for borrowed money or (c) agreed to maintain the financial condition of any other Person;

ix.	have not made any loan, advance or capital contribution to, or investment in, any other Person, other than any of the Companies (for the avoidance of doubt the participation in Seller’s cash pools is exempt from this provision);

x.	have not (a) adopted or changed any accounting method or principle used by the Business, except as required under IFRS or applicable stock exchange requirement or (b) changed any annual accounting period;

xi.	except in the ordinary course of Business consistent with prior practice that, in the aggregate, did not and will not result in a material increase of benefits or compensation expense of the Companies or the Business relative to the level in effect before such changes and except as required by Applicable Law, have not (a) adopted, entered into, amended or terminated any Employee Benefit Plan/Scheme, (b) entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at will employment (if possible under Applicable Law) or employment subject to termination upon not more than 30 days’ (or longer, if consistent with prior practice) notice without any post termination obligation of the Companies other than any obligation under Applicable Law, (c) increased any compensation or fringe benefit of any director or officer (or individual occupying a similar position) or management level employee or paid any benefit to any director or officer (or individual occupying a similar position) or management level employee, other than pursuant to a then existing Employee Benefit Plan/Scheme or in amounts consistent with past practice, (d) granted any award to any director or officer (or individual occupying a similar position) or management level employee under any bonus, incentive, performance or other compensation Employee Benefit Plan/Scheme other than consistent with prior practice, (e) entered into or amended any collective bargaining agreement or contract with a trade union, workers’ council or employee association or (f) took any action to segregate any asset for or otherwise secure the payment of any compensation or benefit to any employee;

xii.	except in the ordinary course of Business consistent with prior practice have not changed the base salary plans or the sales commission plans;

xiii.	(a) have not failed to prepare and timely file (taking into account all extensions granted by the competent Governmental Authorities) all tax returns with respect to the Business or any of the Companies required to be filed before the date hereof or timely withhold and remit any employment Taxes with respect to any employee of the Business or any of the Companies, (b) have not made or changed any election with respect to Taxes or (c) have not settled or compromised any material Tax Liability, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, waived any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency or taken any other similar action relating to any Tax; or

xiv.	have not agreed or committed to do any of the foregoing.

However, the Purchaser is aware of and consents to the fact that the Seller in this period has completed the transactions set forth in Schedule 5.6(b).

5.7	Permits and Authorizations. The Companies have or have made all material permits, licenses, authorizations and Debt Declarations which are necessary to carry on the Business as it has been conducted. The Companies are in all material respects in compliance with all such permits, licenses, authorizations and Debt Declarations and all such permits, licenses, authorizations and Debt Declarations are in full force and effect.

5.8	Claims and Litigation. Except as set forth in Schedule 5.8 as of the Closing Date, there are no actions, suits or proceedings active, pending or threatened in writing against the Companies or primarily relating to the Business either in court or before any administrative board, agency or commission, arbitrator or any tribunal or other similar body with claimed damages exceeding CHF 50,000 (or a claim for relief that, if granted, would diminish the value of the Business by CHF 50,000 or more). Seller warrants that in accordance with IFRS and the accounting and consolidation principles described in Schedule 5.5(b) sufficient provisions have been established in the Financial Statement for all suits and proceedings listed in Schedule 5.8 that were pending or threatened in writing against the Companies on or before the date of such balance sheet. There are no Orders of a court or regulatory authority outstanding against the Companies that have not been complied with and fulfilled.

5.9	Taxes. The Seller has filed with respect to the Business and the Companies have filed all tax returns for all Taxes required by Applicable Law to have been filed and all such tax returns are complete and accurate. All tax withholding and information reporting requirements of or with respect to the Companies and the Business have been satisfied in full. The Seller has delivered to the Purchaser a true, correct and complete copy of each tax return filed by the Companies for tax periods ending after December 31, 2007 in the Due Diligence Material.

The 2010 Financial Statement contains provisions to cover all Taxes caused by the operation of the Business on or before December 31, 2010 or other acts, omissions and facts having occurred or existing before such date, if such Taxes have not yet been paid before such date. No (i) actions, suits or proceedings are pending or threatened in writing against any of the Companies or that relate to the Business for Taxes, (ii) Company or any of its Associated Companies has received written notice that any tax examination of any of the Companies or the Business is being or will be conducted by any Governmental Authority other than routine tax examinations, (iii) Company has waived any statute of limitations regarding any Tax or agreed to an extension of time regarding the assessment of any Tax deficiency, (iv) claim has been made since December 31, 2009 in writing, by any Governmental Authority in any jurisdiction where any of the Companies does not file any tax return that such Company is or may be subject to taxation by such jurisdiction and (v) Company is a party to or bound by any tax allocation agreement, tax sharing agreement, tax indemnity agreement or similar contract with the exception of the tax consolidation groups of the Seller.

The income tax returns of the Companies accurately set forth the amounts of all losses and tax credits available to be carried forward under Applicable Law.

Seller with respect to the Business and the Companies has paid all Taxes which have become due by the Closing whether pursuant to said returns or pursuant to any assessment and there is no further Liability for any such Taxes and no interests or penalties accrued or accruing with respect thereto.

None of the Companies has been a member of a group with which it has filed or been included in a combined, consolidated or unitary Tax return, other than the group in which it is currently a member at the signing of this Agreement.

5.10	Agreements with Third Parties.

The Companies are not in material default under or in material breach of any agreements to which they are a party. Except for the Redacted Information the Companies have disclosed correct and complete copies of all of the following agreements in the Due Diligence Materials:

i.	joint venture agreements;

ii.	covenants not to compete obliging the Companies not to compete;

iii.	contracts with Governmental Authorities with the exception of the sale of goods on an order by order basis;

iv.	contracts with customers containing most favored nations clauses.

The Companies furthermore have granted powers of attorneys only in the ordinary course of Business consistent with prior practice and in compliance with their Organizational Documents.

The agreements disclosed in the Due Diligence Material are valid and binding.

5.11	Intellectual Property/Know-how. To the Seller’s best knowledge the Companies own or have adequate license to use all the Intellectual Property which is necessary for the conduct of the Business in the ordinary course consistent with prior practice. The owned Intellectual Property and the licensed Intellectual Property of the Companies are each free and clear of all Encumbrances, and the Companies have clear and properly recorded title to the patents, patent applications, trademark registrations and trademark applications for such Intellectual Property. Schedule 5.11(a) lists all Intellectual Property used in the operation of the Business that is registered with any Governmental Authority. Such Intellectual Property is (i) in compliance with all applicable legal requirements (including payment of filing, examination and maintenance fees; proofs of working or use; post registration filing of affidavits of use; and renewal applications) and (ii) valid and enforceable to the best knowledge of the Seller. To the Seller’s best knowledge no Person is infringing upon, misappropriating or otherwise violating the Intellectual Property of any of the Companies or used in the conduct of the Business.

Each former and current employee of the Business who was or is in a professional position in research and development is a party to a written contract with one of the Companies that assigns to the applicable Company all rights to all inventions, improvements, discoveries and information relating to the Business as far as such agreement is possible under Applicable Law.

The Purchaser is aware of the fact that in accordance with art. 9.1 of this Agreement the Companies will, after the expiry of the period defined in such article, no longer be able to use the trademarks listed in Schedule 5.11(b).

Since December 31, 2008, no aspect of conducting the Business has violated any Intellectual Property right of any third party. Since December 31, 2008, no third party has claimed in writing that any aspect of the Business has infringed, misappropriated or otherwise violated Intellectual Property of the third party, or has contacted in writing any of the Companies to make the same aware of Intellectual Property of the third party.

5.12	Employment and Pension Matters. The Companies’ employment agreements with their employees comply with the Applicable Laws in all material respects. All claims of employees of the Companies and the Business and former employees of the Companies and the Business regarding their employment and the termination of their employment relationship, including all claims for severance and other payments becoming due after the termination of the employment relationship, have been fulfilled in their entirety as and to the extent such claims have become due and payable before the Closing Date. The employment agreements between the Companies and the employees listed in Schedule 5.12(a) are in full force and have not been terminated by either party. At the Closing Date, such employment agreements are in full force unless they have been terminated by the employee concerned before the Closing Date.

None of the Companies is a party to or bound by any collective bargaining agreement, other union or works council agreement in the U.S., Germany, France, Italy, Spain, China and the United Kingdom unless disclosed in the Due Diligence Material. The Companies are not in any material breach of any collective bargaining agreement, other union or works council agreements.

No labor strike, lockout, grievance, unfair labor practice charge or material labor dispute or work stoppage is taking place, has occurred or has been threatened since December 31, 2009 with respect to employees of the Business. To the Seller’s best knowledge, no union organizing campaign or other informing or consultation arrangement exists or has occurred since December 31, 2009 through the date of this Agreement with respect to employees of the Business. Except as covered by insurance, no employee of the Companies has suffered or is suffering from any illness or disease caused directly or indirectly by any employment-related condition or by contact with any materials within the scope of such employee’s employment. No management-level or higher employee of the Companies has at the time this Agreement is signed threatened in writing to terminate employment with any of the Companies.

Schedule 5.12(b) lists each Employee Benefit Plan/Scheme (other than vacation, holidays, sick leave, redundancy pay and fringe benefits) that the Seller, any Selling Subsidiary, or any of the Companies maintain that will be assumed or continued by the Purchaser, the Purchasing Subsidiaries, or the Companies to which the Seller, any Selling Subsidiary, or any of the Companies contribute or has any obligation to contribute that will be assumed or continued by the Purchaser, the Purchasing Subsidiaries, or any of the Companies, or with respect to which any of Companies has any Liability.

For each Employee Benefit Plan/Scheme maintained by any of the Companies or with respect to which the Purchaser or any Purchasing Subsidiary will be assuming Liabilities, each such Employee Benefit Plan/Scheme (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan/Scheme, the terms of any applicable collective bargaining agreement, any agreements with works councils and Applicable Law.

For each Employee Benefit Plan/Scheme maintained by any of the Companies or with respect to which the Purchaser or any Purchasing Subsidiaries will be assuming Liabilities, all material reports and descriptions (including annual reports (such as Form 5500 in the United States and actuarial valuations, Schedules of Contributions and recovery plans in the United Kingdom), summary annual reports, and summary plan descriptions) required by Applicable Law have been timely filed and distributed in accordance with the requirements of Applicable Law with respect to each such Employee Benefit Plan/Scheme.

All premiums and contributions (including all employer contributions and employee contributions) that are due have been made within the time periods prescribed by Applicable Law to each such Employee Benefit Plan/Scheme. Each such Employee Benefit Plan/Scheme which is intended to meet the requirements of Applicable Law regarding qualification or registration for tax-favored status is so qualified or registered. Each such Employee Benefit Plan/Scheme has been timely amended to reflect in all material respects the provisions of Applicable Law in effect for any period prior to the Closing, and there are no material plan document failures, regulatory failures or employee eligibility failures which have not been corrected (including the settlement of any costs associated therewith) in accordance with Applicable Law with respect to any such Employee Benefit Plan/Scheme.

There have been no transactions engaged in with respect to any such Employee Benefit Plan/Scheme that are prohibited by Applicable Law. Further, no fiduciary or Company has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan/Scheme. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan/Scheme (other than routine claims for benefits) is pending or threatened in writing other than routine audits and inspections.

The Liabilities of the Companies with respect of any pension plans existing at December 31, 2010 have been recorded in the Financial Statement as of December 31, 2010 in accordance with IFRS and based on the actuarial assumptions set forth in Schedule 5.12(c). Any Employee Benefit Plans that provide medical health benefits are insured or reinsured with third parties.

Except for the agreements listed on Schedule 9.6, the consummation of the transactions contemplated by this Agreement will not result in (i) any payments or acceleration of any payments, (ii) any additional vesting, (iii) the termination or winding up of any Employee Benefit Plan/Scheme, or (iv) any benefit accruals to or with respect to any current or former director or officer (or individual occupying a similar position) or employee of the Business.

Neither the Seller, nor any Selling Subsidiary, nor any of the Companies has made any legally enforceable agreement to modify the terms, or not modify the terms, of any Employee Benefit Plan/Scheme or made any promise that any benefits payable by or that would be payable by any Employee Benefit Plan/Scheme would be of a particular amount or in excess of that determined by the governing provisions thereof, other than such changes or amendments as may be required by Applicable Law. No restriction on the ability of the Seller, any Selling Subsidiary, or any of the Companies to amend or terminate any Employee Benefit Plan/Scheme has been contractually assumed by the Seller, any Selling Subsidiary, or any of the Companies that is not required to have been assumed by Applicable Law.

None of the current employees of the Business in the United Kingdom was employed pursuant to the acquisition of the assets of another business, other than the Seller’s original acquisition of the Business in 2002.

5.13	Insurance Policies. All insurance policies of the Companies or covering the Business or its assets that provide for yearly premiums in excess of CHF 20,000 are listed in Schedule 5.13 with the exception of the policies covered by article 5.12 of this Agreement. The list of insurance policies in the Due Diligence Material is correct and complete. The Seller warrants that such policies are in full force as of the date hereof and at the Closing Date and that the Seller, the Companies or their Associated Companies have done nothing either by way of action or inaction which might lead to the cancellation of such policies. There are no claims by the Companies under any such policy or instrument as to which any insurer is denying Liability or defending under a reservation of rights clause. Since December 31, 2008, neither the Seller, with respect to the Business, or any of the Companies has been refused any insurance coverage sought or applied for. For the avoidance of doubt a simple refusal by any insurance company to submit an offer is not considered as a breach of this warranty. The Purchaser is aware of the fact that certain insurance policies as described in art. 9.4 of this Agreement will be terminated at the Closing Date.

5.14	Compliance with Legal Requirements. Since December 31, 2008, none of the Companies has taken, authorized, allowed or ratified any action that has caused any of the Companies to be in violation of any applicable anti-bribery statute (the “Anti-corruption Laws”) or antitrust laws, and all of the Companies have complied in all material respects with all Applicable Laws or Orders of any Governmental Authority.

None of the Companies nor any Person acting on behalf of or for the benefit of any of the Companies has, directly or indirectly, since December 31, 2008, where this is illegal under Applicable Law, paid or given, or offered, promised, authorized or allowed the payment or giving, of money or anything else of value to any Person (i) for the purpose of obtaining, retaining or directing any business or securing any other business or regulatory advantage for any of the Companies; or (ii) who was, is or may be in a position to help or hinder the business of any of the Companies that (A) reasonably could subject any of the Companies or any other Person to any action, suit or proceeding; (B) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected the Business; or (C) if not continued in the future, will or is reasonably likely to materially and adversely affect the Business or subject any of the Companies or any other Person to any action, suit or proceeding.

As of the date of this Agreement, (i) there is no investigation, inquiry or proceeding of or request for information from any of the Companies by any Governmental Authority regarding a potential or actual violation of any of the applicable Anti-corruption Laws, (ii) none of the Companies’ respective officers or directors (or individuals occupying a similar position), employees or agents is employed by or otherwise holds an official position with a Governmental Authority where such position or employment has influenced business with such Governmental Authority; (iii) each of the Companies has established and implemented reasonable internal controls and procedures intended to ensure compliance with all applicable Anti-corruption Laws; and (iv) to the Seller’s best knowledge, since December 31, 2008, none of the Companies, nor any of their respective directors or officers (or individuals occupying similar positions), agents, employees, former employees or any other Person associated with or acting for or on behalf of any of the Companies has (A) circumvented any internal accounting controls of any such entity, (B) falsified any books, records, or accounts, (C) established or maintained any fund or asset that has not been recorded in the books and records of any such entity, or (D) attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of any of the Companies.

The Seller, in particular, warrants that the Companies and their plant, real estate and equipment comply in all material respect with any applicable labor, occupational health and safety and Environmental Laws, regulations and Orders.

To Seller’s best knowledge the Companies have complied with Applicable Law regarding immigration.

The Companies have in all material respects complied with all applicable export and import and other trade regulations including trade sanctions applicable to them under Applicable Law and no action, suit or proceeding by any third party or any Governmental Authority is pending or threatened against the Companies alleging any failure to comply with any trade regulations.

5.15	Environmental Matters. To the Seller’s best knowledge, the Companies have obtained all permits, licenses and approvals under the Environmental Laws required to carry on their business as presently conducted, are in compliance with the terms and conditions of all such permits, licenses and approvals and are in all respects in compliance with all applicable Environmental Laws.

Except as is Fairly Disclosed in Writing in the Due Diligence Material to the Seller’s best knowledge:

i.	There are no contaminated sites (Altlasten) at any property of the Companies that could, under any Environmental Laws as in force and effective as of the date hereof and as of the Closing Date and applicable to the Companies and their assets, give rise to any Liability or clean-up costs being imposed on the Companies;

ii.	There are no investigations, inquiries or proceedings outstanding or threatened in writing against the Companies or related to the Business which could result in any suspension, cancellation, refusal or revocation of any permit, license, authorization or consent required under any applicable Environmental Laws as in force and effective as of the date hereof and as of the Closing Date;

iii.	There are no events, conditions, activities or incidents (including the production, use, treatment, storage, transport, deposit, disposal or management of Hazardous Substances), which have occurred or will occur until the Closing Date and which would give rise to any Liability of the Companies under any applicable Environmental Laws as in force and effective as of the date hereof and as of the Closing Date.

A true, correct and complete copy of all environmental site assessments, investigations and reports related to any of the real property used in the operation of the Business that are in the Seller’s possession or control was submitted in the Due Diligence Material (the assessments, investigations and reports so submitted being the “Environmental Reports”).

To the Seller’s best knowledge, no real property owned or occupied by any of the Companies that is used for a purpose other than the manufacturing or production of products by the Business (each a “Non-Production Facility”) was ever used for the manufacturing or production of products. No material spill, leak, emission, discharge, escape, release, dumping or disposition of any Hazardous Substance has occurred at any Non-Production Facility in the operation of the Business.

To the Seller’s best knowledge, none of the products developed, manufactured, marketed or sold by or for the Companies or the Business contained at the time of sale any asbestos and no litigation relating to asbestos is pending or has been threatened against the Companies or, with respect to the Business, the Seller or its Associated Companies (other than the Companies).

Except in the case of fraud or willful misconduct by the Seller, the Seller shall, however, not be liable for clean-up costs that arise at a location with respect to which an Environmental Report was submitted in the Due Diligence Material because (i) the Purchaser has terminated the present industrial activities at a certain site, (ii) the Purchaser has actively investigated potential contamination without being obliged by Applicable Law to do so or (iii) the Purchaser has notified the competent authorities of a contamination without being obliged by Applicable Law to do so.

5.16	Product Liability. The Seller warrants that third parties have no claims against the Companies or primarily relating to the Business in connection with any products delivered or services rendered by the Companies or the Business before the Closing Date, as far as such claims exceed CHF 250,000 (Swiss Francs two hundred and fifty thousand) in each case except as are listed in Schedule 5.8.

5.17	Real Estate. The Companies have rightful title to the real estate listed in Schedule 5.17 free and clear of all Encumbrances other than those set forth in such Schedule. Schedule 5.17 list all real estate used in the operation of the Business. There is no claim, action or proceeding pending or threatened in writing regarding condemnation or other eminent domain matter affecting real property listed in Schedule 5.17 or any real property leased by any of the Companies or any sale or other disposition of any real property listed in Schedule 5.17 or any real property leased by any of the Companies in lieu of condemnation. A true, correct and complete copy of all land title surveys and all title insurance commitments and policies issued to any of the Companies that cover any real estate used in the operation of the Business or for non-US real estate copies of the excerpts of the relevant land registers governing such real estate were submitted in the Due Diligence Material.

5.18	Warranties as to the Assets. The Companies have good and marketable title to, or a valid leasehold interest in or a valid license for, each asset used by it, located on any of its premises, shown on the balance sheet included in the Interim Financial Statement or acquired by it after the date of such balance sheet, free and clear of any Encumbrance, except for any asset disposed of in the ordinary course of Business consistent with prior practice since the date of such balance sheet. The applicable Selling Subsidiary has good and marketable title to, or a valid leasehold interest in or a valid license for, each Asset, free and clear of any Encumbrance. Each asset of the Companies and each Asset is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is being used immediately prior to Closing taking into account its age and useful life. Except for the assets and services to be made available to the Purchaser pursuant to art. 9.2, the trademarks listed in Schedule 5.11(b), the insurance policies to be terminated as described in art. 9.4, the software licenses listed in Schedule 9.5 and the names and marks described in art. 9.1 the assets of the Companies and the Assets (including in both cases any leased assets) constitute all assets used in the ordinary course of Business consistent with prior practice. Each tangible asset used in the Business is located at a premises owned or leased by one of the Companies, except for cars and equipment in the possession of customers in the ordinary course of Business consistent with prior practice.

5.19	Intercompany Loans. Each Intercompany Loan is included in the calculation of Net Financial Debt. The Seller and the Selling Subsidiaries have filed all Debt Declarations related to such Intercompany Loans as required by Applicable Laws.

5.20	No Brokers. Neither the Seller nor any of the Companies has any Liability to any broker, finder or similar intermediary that would cause the Purchaser or any of the Companies to become liable for payment of any fee or expense with respect thereto.

5.21	Customers. Schedule 5.21 lists the 10 largest customers by revenue (listing the revenues in CHF for each) of products and services of the Business for the calendar year 2010. Neither the Seller nor any of its Associated Companies has received any written communication indicating that, any such customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its affiliates’ relationship with the Business. Material for the purpose of this provision means a reduction of 50% or more of the revenues derived from such customer.

5.22	No further Warranties. Except as expressly provided in these articles 5.1 to 5.21 the Seller makes no representation or warranty with respect to the Shares or the Assets or the Companies.

ARTICLE 6

REMEDIES

6.1	Term of Representations and Warranties. Except as stated otherwise in this art. 6.1, the representations and warranties set forth in art. 5.1 to 5.21 of this Agreement shall continue in effect until eighteen (18) months after the Closing Date. The representations and warranties set forth in art. 5.9 (Taxes) of this Agreement shall continue in effect until three (3) months after the statute of limitation on the tax claims concerned has expired. The representations and warranties contained in art. 5.15 (Environmental Matters) of this Agreement shall continue in effect until five (5) years after the Closing Date. Notwithstanding the foregoing, for each claim for indemnity hereunder regarding a representation or warranty that is made before expiration of such representation or warranty, such claim and associated right to indemnity will not terminate before final determination and satisfaction of such claim.

The Purchaser is not bound by the statutory examination or notice requirements. However the Purchaser has to notify the Seller within 30 Business Days after the Purchaser has detected a breach of representations and warranties, describing in reasonable detail such breach and its financial consequences. Notwithstanding the foregoing, the Purchaser’s failure to notify the Seller within the period specified in this paragraph shall not relieve the Seller of any Liability under this Agreement, except to the extent (if any) the Seller demonstrates that it was prejudiced by such failure.

6.2	Indemnity. In case of a breach of a representation or warranty by the Seller, the Seller shall within the limitations set forth in article 6.3 of this Agreement either remedy such breach within sixty (60) days after having been notified of the breach (in case of a breach of the warranties set forth in article 5.1, 5.2, 5.3, 5.4 and 5.18) or pay to the Purchaser the amount which is necessary to establish the state of the Companies or the Business described in such representation or warranty and to compensate any damage directly caused by such breach. Any rescissions of the Agreement for breach of representations or warranties as well as any consequential damages for breaches of representations or warranties in this Agreement are excluded.

6.3	Limitations

6.3.1	De Minimis. The Seller shall have no obligation to pay any amounts for any breach of representations and warranties unless the aggregate amount of all claims raised by the Purchaser for breaches of representations and warranties equals or surpasses CHF 2,000,000 (Swiss Francs two million), such amount to be deducted from the Purchaser’s total indemnity claim under art. 6 of this Agreement.

6.3.2	Maximum Amount. Any payments of the Seller for breaches of representations and warranties set forth in this Agreement shall be limited to a total of CHF 92,500,000 (Swiss Francs ninety two million five hundred thousand).

6.3.3	Exempt Representations and Warranties. None of the limitations described in this article 6 shall apply to (i) the representations and warranties set forth in articles 5.1 (Organization and Qualification), 5.2 (Capital Structure) 5.3 (Ownership; Authority and Authorization) and the first two sentences of 5.18 (Warranties as to the Assets) of this Agreement or (ii) representations and warranties that are made fraudulently. The limitation in art. 6.3.1 shall not apply to the representations and warranties set forth in art. 5.9 (Taxes).

6.3.4	Exclusion of Liability. The Seller shall not be liable in respect to a claim of the Purchaser for breach of representations and warranties:

i.	If and to the extent that any specific provision, reserve, accrual, or expense for the matter giving rise to the claim was taken into account in the Interim Financial Statement for the matter;

ii.	If and to the extent that the matter giving rise to a claim is Fairly Disclosed in Writing in the Due Diligence Material;

iii.	If and to the extent that the Purchaser or the Companies are entitled to claim compensation of any loss or damages suffered by them under the terms of any insurance policy or from any other third party. Such defense may, however, be raised only if the Purchaser or the Companies are actually compensated by the insurance company or the third party concerned within 60 days after the claim has been notified to such insurance company or third party. After the expiry of such 60 day deadline the Seller may not raise such defense if the claim against the insurance company or the third party may be validly assigned to the Seller and is so assigned to the Seller. In case of such an assignment, the Purchaser shall grant to the Seller unrestricted access at reasonable times to all documents, information and employees of the Companies that are relevant for the enforcement of such claim. If such claims cannot be validly assigned to the Seller, Purchaser shall pursue such claim as directed by Seller in accordance with article 6.4 (third paragraph) of this Agreement at the expense of the Seller;

iv.	If and to the extent that any Tax for which the Purchaser or the Companies are liable is reduced as a result of any matter giving rise to a claim of the Purchaser under the above representations and warranties, which amount shall be net of any costs and expenses incurred by the Purchaser in procuring such reduction;

v.	If and to the extent that any damage or loss was caused by any act or omission of the Purchaser or by the fact that the Purchaser has failed to take reasonable steps to mitigate the damage caused by a breach of a representation or warranty.

6.4	Procedure with Third Parties and Authorities. If a breach of representations and warranties exists because any authorities or other third parties raise claims against the Companies or if the Companies or, as the case may be, the Purchasing Subsidiaries in connection with such a breach have to enforce any rights or claims against authorities or other third parties, the Seller shall have the option to negotiate and defend such claim or proceeding at the expense of the Seller, except if (i) the aggregate amount of the potential obligations of the Purchaser or its Associated Companies regarding such claim or proceeding exceeds the maximum obligations of the Seller hereunder regarding such claim or proceeding or (ii) it is reasonably likely in the case that the claim or proceeding is lost, that the claim or proceeding will have a material adverse effect on the Purchaser, any of the Purchasing Subsidiaries or any Associated Company of the Purchaser, other than as a result of money damages. To exercise the option to negotiate and defend such claim or proceeding, the Seller must give written notice of such exercise to the Purchaser within 30 days (or within the shorter period, if any, during which a defense must be commenced for the preservation of rights) after the Purchaser gives the notice of such claim or proceeding to the Purchaser (otherwise, such right to negotiate and defend such claim or proceeding shall be deemed waived). If the Seller validly makes such election, it will nonetheless lose such right to negotiate and defend such claim or proceeding if it fails to continue to actively and diligently conduct such negotiation or defense.

If the Seller negotiates or defends a claim or proceeding pursuant to this art. 6.4, then (i) the Purchaser may participate, at its own expense, in such negotiation or defense and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such negotiation or defense, (ii) each Party will keep the other Party reasonably informed of all matters material to such claim or proceeding and the negotiation or defense thereof, (iii) neither the Purchaser nor any of its Associated Companies will admit Liability with respect to, or compromise or settle, such claim or proceeding without the Seller’s prior written consent (which consent will not be unreasonably withheld), and (iv) there will be no compromise or settlement of such claim or proceeding without the consent of the Purchaser (which consent will not be unreasonably withheld).

If the Seller does not have the option to conduct the negotiation or defense of a claim or proceeding pursuant to this art. 6.4 or does not validly exercise or preserve such option, the Seller has the same rights as the Purchaser has in the case described in the immediately preceding paragraph.

6.5	Materiality Qualifiers. In determining the amount which is necessary to establish the state of the Companies or the Business described in any representation or warranty that is breached or to compensate any damage directly caused by such breach, all qualifications to the representations or warranties using the word “material” or a word derived therefrom shall be ignored and each such representation and warranty shall be read and interpreted without regard to any such qualification.

6.6	Specific Indemnities. Notwithstanding anything to the contrary herein or anything Fairly Disclosed in Writing in the Due Diligence Material, the Seller shall indemnify the Purchaser and its Affiliated Companies (including, after the Closing, the Companies) from any loss or Liability arising from or relating to:

i.	any Transaction Expenses;

ii.	any guarantee of (or similar obligation to satisfy) any Liability of any other Person (other than any of the other Companies) made or assumed by any of the Companies;

iii.	the Encumbrances described in article 8.22 of this Agreement;

iv.	the payment of Taxes for Persons other than the Companies.

ARTICLE 7

RESIGNATIONS OF DIRECTORS AND AUDITORS

At the Closing Date the Seller shall remit to the Purchaser the resignation letters of the directors and officers (or individuals occupying similar positions) and auditors of the Companies listed in Schedule 7. Such resignation letters shall contain a clause in which such directors and officers (or individuals occupying similar positions) and auditors confirm that they have no claims against the Companies and shall be in a form reasonably satisfactory to the Purchaser.

Immediately after the Closing Date the Purchaser shall cause each of the Companies to hold an extraordinary shareholders’ meeting and to elect new directors and auditors for the Companies at such meeting. The Purchaser agrees and procures that complete discharge to the present directors is granted at such meetings, except in case of willful misconduct or gross negligence. The consent of the Purchaser to the Companies’ financial statements and the discharge of the directors does not operate as a waiver of the Purchaser’s claims under this Agreement.

ARTICLE 8

COVENANTS

8.1	Covenant not to Compete. For five years after the Closing Date the Seller shall not engage directly or indirectly (including through Associated Companies) (i) anywhere in the world in the manufacturing, distribution, sales, research, development, advertising or promotion of industrial adhesives and synthetic polymers or (ii) in France, Spain or Switzerland in the manufacturing, distribution, sales, research, development, advertising or promotion of flooring and parquetry adhesive, leveling, mortar, primer, finish or installation products.

The Seller may, however:

•

Continue to manufacture, distribute, sell, advertise or promote adhesives products or services manufactured, distributed, sold, advertised or promoted by the flooring and parquetry adhesive, leveling, mortar, primer, finish and installation products business of the Seller and its Associated Companies on the date of this Agreement (but not, with respect to such business, in France, Spain or Switzerland) and replacement or substitute products or services directly derived from such products or services.

•

Continue to distribute, sell, advertise or promote in France, Switzerland and Spain flooring adhesives, leveling, primer, finish and installations solutions offered together with floor coverings through the Forbo flooring divisions as a package. The Seller shall use its reasonable best efforts to source the products that are manufactured by the Business from the Business as far as these products are supplied on competitive conditions.

•

Own participations in publicly-traded companies that are engaged in the manufacturing, distribution, sales, research, development, advertising or promotion of industrial adhesives and synthetic polymers as long as such participations do not exceed 10% of the votes or capital of such company.

•	Purchase industrial adhesives and similar products as raw material and components for its other businesses.

•

Acquire companies or businesses that are active in the manufacturing, distribution, sales, research, development, advertising or promotion of industrial adhesives and synthetic polymers, provided, however, that (a) the revenue from the manufacturing, distribution, sales, research, development, advertising or promotion of industrial adhesives and synthetic polymers was no more than 25% of the total revenue of such company or business for such company’s or business’s most recently completed fiscal year as of the date of completion of such acquisition and (b) the Seller or the applicable Associated Company or other affiliate sells or otherwise divests or ceases operating such manufacturing, distribution, sales, research, development, advertising or promotion operations within 24 months following such acquisition. The action required under clause (b) of the previous sentence must only be taken if (i) the revenue from the manufacturing, distribution, sales, research, development, advertising or promotion of industrial adhesives and synthetic polymers was more than 10% of the total revenue of such company or business for such company’s or business’s most recently completed fiscal year as of the date of completion of such acquisition or (ii) the revenue from the industrial adhesives and synthetic polymers manufactured by such company or business exceeded CHF 25,000,000 in such company’s or business’s most recently completed fiscal year as of the date of completion of such acquisition.

8.2	Non-Solicitation. For five years after the Closing Date the Seller shall not directly or indirectly (including through Associated Companies) attempt to employ any individual who is or at any time since August 1, 2011 was employed in the operation of the Business (each such individual a “Prohibited Employee”) except that the Seller or its Associated Companies may, without breaching this article 8.2, make general solicitations for employment (including in any newspaper or magazine, over the internet or by any search or employment agency) if not specifically directed towards a Prohibited Employee.

8.3	Conduct of Business. The Seller shall ensure that from the date hereof until the Closing Date the Business shall be operated in the ordinary course consistent with prior practice. Without limiting the foregoing, from the date hereof until the Closing Date, the Seller shall ensure that the Companies and, with respect to the Business, the Associated Companies of the Seller do not engage in the following activities without the prior written consent of the Purchaser:

i.	Take any action that would be reasonably likely to interfere with the consummation of the transactions contemplated by this Agreement;

ii.	Serve notice of termination to any of the key-employees listed in Schedule 5.12(a);

iii.	Make any new investment in fixed assets exceeding CHF 100,000 individually or CHF 1,000,000 in the aggregate through March 31, 2012 and thereafter exceeding CHF 100,000 individually or CHF 1,000,000 in the aggregate per calendar quarter;

iv.	Sell or otherwise dispose of any fixed assets with a value exceeding CHF 100,000 individually or CHF 500,000 in the aggregate;

v.	Sell or otherwise dispose of any Intellectual Property or license any material intangible asset from any other Person (except non exclusive licenses in the ordinary course of Business consistent with prior practice of commercially available off-the-shelf software);

vi.	Terminate the coverage of, or fail to renew on substantially the same terms, any insurance policies covering the Business with effect prior to Closing Date (the Purchaser is aware that as described in art. 9.4 of this Agreement certain insurance policies will be terminated at the Closing Date);

vii.	Settle any law suits or claims if such settlement imposes a material continuing obligation or restriction on the Business;

viii.	Change the terms and conditions of, waive any material right under, or enter into any other contract that is, material to the Business;

ix.	Enter into a contract with any customer of the Business with annual revenues of more than CHF 500,000 that fixes the price paid by such Customer thereunder for a period of greater than 30 days or any other contracts with other customers of the Business that fixes the price paid by such customer thereunder for a period of greater than 3 months;

x.	Grant any Encumbrances over any Shares, or make any declaration or setting aside or payment of any dividend or any other distribution of profit or any direct or indirect redemption, purchase or other acquisition of any quotas or Shares, or issue or otherwise allow to become outstanding or pledge or otherwise encumbered any equity interest or other security of any of the Companies or any right to any such equity interest or other security;

xi.	Subject to an Encumbrance any of their assets tangible or intangible (other than Encumbrances created by law (other than as a result of any breach of contract, breach of warranty, tort, infringement or other violation of law) in the ordinary course of Business consistent with prior practice);

xii.	Pay or prepay invoices other than consistent with prior business practice or as required hereunder;

xiii.	Form, change or terminate any subsidiary, partnership, consortium or joint venture except for the formation of the Indian subsidiary that will take over the business of the current Indian branch of Forbo Adhesives Deutschland GmbH;

xiv.	Acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or any division thereof;

xv.	(a) Become a guarantor with respect to any obligation of any other Person, (b) assume or otherwise become obligated for any obligation of any other Person for borrowed money or (c) agree to maintain the financial condition of any other Person;

xvi.	Make any loan, advance or capital contribution to, or investment in, any other Person, other than any of the Companies;

xvii.	(a) Adopt or change any accounting method or principle used by the Business, except as required under IFRS or applicable stock exchange requirement or (b) change any annual accounting period;

xviii.

(a) Adopt, enter into, amend or terminate any Employee Benefit Plan/Scheme, (b) enter into or amend any employment arrangement or relationship with any new or existing employee that would have the legal effect of any relationship other than at will employment or employment subject to termination upon not more than 30 days’ notice without any post termination obligation of the Companies, (c) increase any compensation or fringe benefit of any director or officer (or individuals occupying similar positions) or management level employee or pay any benefit to any director or officer (or individual occupying a similar position) or management level employee, other than pursuant to an Employee Benefit Plan/Scheme existing on the date hereof and in amounts consistent with past practice, (d) grant any award to any director or officer (or individuals occupying similar positions) or management level employee under any Employee Benefit Plan/Scheme, (e) enter into or amend any collective bargaining agreement or contract with a trade union, workers’ council or employee association, (f) change the primary work location of any employee of the Business to a location that is more than 75 kilometers from such employee’s primary work location on the date hereof or otherwise send any employee of the Business on an expatriate assignment; (g) take any action to segregate any asset for or otherwise secure the payment of any compensation or benefit to any employee; or (h) increase base salary plans and sales commission plans other than in the ordinary course of Business consistent with prior practice or as required by Applicable Law;

xix.	Amend or change, or authorize any amendment or change to, any Organizational Document of any of the Companies;

xx.	Fail to preserve and maintain all of the real estate and buildings primarily used in the operation of the Business or owned by any of the Companies in substantially the same condition as existed on the date hereof, ordinary wear and tear excepted;

xxi.	(a) Fail to prepare and timely file all tax returns with respect to each of the Companies required to be filed before Closing or timely withhold and remit any employment Taxes with respect to any of the Companies, (b) file any amended tax return, (c) make or change any election with respect to taxes or (d) settle or compromise any Liability for Taxes, enter into any closing agreement with regard to Taxes, surrender any right to claim a refund of Taxes, waive any statute of limitations regarding any Taxes, agree to any extension of time regarding the assessment of any deficiency for Taxes or take any other similar action relating to any Taxes;

xxii.	Fail to use best efforts to preserve, or prevent any degradation in, the relationship of the Business with any of its suppliers or customers listed on Schedule 5.21 or others having material business relations with the Business;

xxiii.	Agree or commit to doing any of the foregoing.

The Purchaser shall make a decision within two Business Days after having received the respective written request from the Seller for consent under this art. 8.3 of this Agreement. The Purchaser will nominate one person to contact for such consent. The pertinent requests and responses may be sent by electronic mail.

Notwithstanding these obligations, the Seller and the Selling Subsidiaries may carry out the transactions described in art. 8.4 and 9 of this Agreement. Seller may, furthermore, cause the Companies to pay interest on the Intercompany Debt until the Closing Date.

8.4	Termination of Agreements between the Companies and Seller. On or before the Closing Date the Seller shall terminate all agreements existing between the Companies on one hand and the Seller or Associated Companies of the Seller (other than the Companies) on the other hand. The termination of such agreements shall not oblige the Companies to make any payments in compensation of the termination such as for example severance payments or any payment for a notification period extending beyond the Closing Date.

The agreements set forth in Schedule 8.4 as well as any orders for the purchase of products that have been placed in the ordinary course of Business are exempt from this provision.

Any intercompany account or intercompany Liability of the Companies that is not included in Net Working Capital or in Intercompany Loans will be satisfied or deemed satisfied and thereby released and waived by the Sellers and its Associated Companies prior to the Closing.

8.5	Access to Information. From the date hereof through Closing, subject to the Confidentiality Agreement and any restrictions based on Applicable Law, the Seller shall cause the Purchaser and the Purchaser’s representatives to have reasonable access to the Business during normal business hours and upon reasonable notice from the Purchaser to the Seller for the opportunity to investigate the Business in accordance with Schedule 8.5. The Purchaser and its representatives shall conduct such investigation in a manner that does not unreasonably interfere with the operations of the Seller or any of its Associated Companies and shall not have access to any business of the Seller or any of its Associated Companies other than the Business.

Throughout the six-year period after Closing, subject to the Purchaser’s reasonable confidentiality precautions, the Purchaser will, during normal business hours and upon reasonable notice from the Seller, cause the Seller and the Seller’s representatives to have reasonable access to the pre-Closing books and records (including the Due Diligence Material) of each of the Companies, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary to (i) defend or pursue any action, suit or proceeding, (ii) defend indemnification matters hereunder, (iii) prepare or audit financial statements, (iv) prepare or file tax returns or (v) address tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority.

8.6	VAT charged on Purchase. To the extent there is any VAT charged on the Assets and Shares sold pursuant to art. 2.1 of this Agreement Seller shall or as the case may be shall ensure that the Selling Subsidiaries issue all documents and undertake all actions necessary to ensure that the Purchaser or the Purchasing Subsidiaries can recover or obtain credit for such VAT.

8.7	Other Financial Statements. As soon as possible after the signing of this Agreement Seller shall provide such assistance as the Purchaser reasonably requests to assist the Purchaser with identifying the applicable periods for which audited financial statements are required to be filed by the Purchaser with any Governmental Authority pursuant to Applicable Law or applicable stock exchange requirements. If (i) audited combined financial statements of the Business for 2009 (without comparison to 2008) are required to be filed by the Purchaser with any Governmental Authority pursuant to Applicable

Law or applicable stock exchange requirements or (ii) the Seller and the Purchaser agree that the Closing is likely to occur after March 30, 2012, then the Seller shall cause PwC to begin the audit of the combined financial statements (which are based on IFRS) of the Business in accordance with U.S. Generally Accepted Auditing Standards in form suitable for filing with the U.S. Securities and Exchange Commission for the applicable year as soon as possible so that such audited financial statements can be delivered to the Purchaser as soon as possible. The Seller shall cooperate with PwC in all reasonable respects to allow PwC to conclude such audit as soon as possible. The Seller, however, shall have no responsibility for compliance with U.S. Generally Accepted Auditing Standards or the requirements of the U.S. Securities and Exchange Commission or the requirements of any stock exchange. The delivery of such audited financial statement is not a condition precedent for the Closing. The Parties agree that the preparation of the audited financial statement for 2010 described in art. 4.2(ii)(b) has priority and accept that any audited financial statement prepared pursuant to this paragraph may be delivered after the Closing Date.

8.8	Exclusivity. From the date hereof through the date of termination of this Agreement or the Closing Date, the Seller shall not, directly or indirectly, solicit, negotiate or enter into any agreement relating to the sale or other disposition of, or the granting of any Encumbrance on, the Business (or a material portion thereof) with any Person other than the Purchaser or allow third parties access to confidential information of the Business for the purpose of evaluating a potential purchase thereof.

8.9	Confidentiality. Immediately upon the Closing, the Confidentiality Agreement shall terminate and be of no further force or effect.

After the Closing, the Seller shall, and shall cause its Associated Companies to, keep confidential and not disclose and not use, any confidential, proprietary or other non public information of any of the Companies, except for such confidential, proprietary or other non public information which is (i) at the time of disclosure by the Seller or its Associated Companies, public otherwise than through an unauthorized disclosure by the Seller or any of its Associated Companies; (ii) developed by the Seller or its Associated Companies (which, for the avoidance of doubt, does not include the Companies) without reference to any confidential, proprietary or other non public information of any of the Companies; (iii) provided to the Seller or its Associated Companies by a third party with the lawful right to disclose such information; or (iv) required to be disclosed by Applicable Law or rule or regulation of any applicable securities exchange, provided, however, that the Seller shall in such case prior to disclosure inform the Purchaser of such disclosure in order for the Purchaser to take appropriate measures to prevent the disclosure of such information.

8.10	Further Assurances. If after the Closing any further action is necessary or proper to carry out any purpose of this Agreement, then each Party shall take such further action (including the execution and delivery of further documents) as the other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party. After the Closing, each Party shall promptly deliver to the proper Party any mail or other communications, monies, checks or other instruments of payment received by such Party that belong to such other Party or to which such other Party is entitled.

8.11	Notice of Developments. Prior to the Closing, each Party shall promptly notify the other in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would be reasonably likely to result in any condition in art. 4.2 not being satisfied on or before the Deadline.

8.12	Tax Matters.

i.	The Seller shall prepare and timely file (or cause to be prepared and timely filed) all (a) tax returns with respect to the Business and any of the Companies required to be filed on or before the Closing Date and (b) consolidated, combined or unitary tax returns that include the Seller plus any of the Companies that are required to be filed before, on or after the Closing Date. The Purchaser shall prepare and timely file (or cause to be prepared and timely filed) all tax returns with respect to any of the Companies that the Seller is not obligated to file (or cause to be filed) pursuant to this art. 8.12. If any such tax return prepared (or caused to be prepared) by the Purchaser relates to any Pre-Closing Tax Period for which Seller is required to pay the Taxes pursuant to this art. 8.12 or if any such tax return prepared (or caused to be prepared) by the Seller relates to any period that is not a Pre-Closing Tax Period, then such tax return shall be prepared in accordance with the prior practice of the Companies (except to the extent otherwise required by Applicable Law) and in reasonable cooperation with the Seller. Except as provided in art. 11.1, the Seller shall satisfy (or cause to be satisfied) in full when due all income taxes with respect to any of the Companies with respect to any Pre-Closing Tax Period (all of such income taxes being the “Pre-Closing Taxes”) unless such Pre-Closing Taxes have been paid by the Companies or Seller before the Closing Date. Except as provided in art. 11.1, the Purchaser shall satisfy (or cause to be satisfied) in full when due all Liabilities for Taxes with respect to any period that is not a Pre-Closing Tax Period. If the Purchaser is required under this art. 8.12 to file a tax return that involves Pre-Closing Taxes, then no later than 10 Business Days before the pertinent tax payment is due, the Seller shall pay to the Purchaser an amount equal to the amount of income taxes shown due on such tax return for which the Seller is obligated with respect to such tax return. Notwithstanding the foregoing, the Seller shall only be liable to the Purchaser for any such income taxes described in this art. 8.12 to the extent that such income taxes exceed the amount, if any, of estimated income taxes paid for such income taxes on or before the Closing Date.

ii.	Each Party shall, and each Party shall cause its applicable Associated Companies to, cooperate in all reasonable respects with respect to tax matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all tax returns which it may be required to file (or cause to be filed) with respect to any of the Companies, to respond to any tax audit, inquiry or other proceeding and to otherwise satisfy any tax requirement.

iii.	In the case of any Straddle Period, the amount of any income taxes with respect to a Pre-Closing Tax Period will be determined based on an interim closing of the books as of the Closing Date (and for such purpose, the taxable year of any pass-through entity will be deemed to terminate at such time).

iv.	As promptly as practicable after the date hereof and consistent with Schedule 8.12, the Purchaser shall prepare and deliver to the Seller a written schedule setting forth the manner in which the Parties will allocate the Purchase Price among the Shares and the Assets (which schedule shall be consistent with the provisions of section 1060 of the Code and the Treasury Regulations thereunder). The schedule finally determined by the Purchaser pursuant to this paragraph is the “Allocation Schedule”. After Closing, the Purchaser and the Seller shall, and shall cause their Associated Companies to, make consistent use of the Allocation Schedule, as adjusted to reflect any adjustments needed to remain consistent with the resulting adjustment to the Purchase Price, for all Tax purposes, and shall comply with any payment obligations arising under Schedule 8.12.

8.13	Certain Employment Matters. Each Party shall comply (and shall cause its Associated Companies to comply) with all obligations under Applicable Laws to provide information to the other Party for onward transmission to Non-U.S. Employees or their representatives or to provide such information directly to the Non-U.S. Employees or their representatives. Each Party shall comply (and shall cause its Associated Companies to comply) with all obligations under Applicable Law to inform or consult employees, trade unions, workers’ councils or other employee representative bodies in connection with the transactions contemplated by this Agreement. In order to enable the Seller, the Purchaser, the management of any Company organized under the laws of France and the management of any Purchasing Subsidiary organized under the laws of France (as applicable) to comply with the obligation imposed by Article L. 2323-19 of the French Labor Code according to which the workers’ councils of a French entity must be consulted on the contemplated sale of the French entity or on the contemplated acquisition of another entity, the Parties agree that the Seller will have no obligation to sell or cause to be sold any Company organized under the laws of France to the Purchaser or any of its Associated Companies and that the Purchaser will have no obligation to purchase or cause to be purchased any Company organized under the laws of France from the Seller or any Selling Subsidiary as long as the consultation of the respective workers’ councils is not completed. In addition, for the consultation of the workers’ councils to entail all of the effects provided for by Applicable Law, the Purchaser acknowledges and agrees that the Seller will not be considered as having made the final decision to sell or cause to be sold any Company organized under the laws of France as long as the Seller and the management of the applicable Company have not been provided with the opinion of the workers’ councils and the Seller acknowledges and agrees that the Purchaser will not be considered as having made the final decision to purchase or cause to be purchased any Company organized under the laws of France as long as the Purchaser and the management of the Purchasing Subsidiary organized under the laws of France have not been provided with the opinion of the workers’ councils. To the extent permitted by Applicable Law, the Purchaser shall give to the Selling Subsidiaries, and the Seller shall give, or cause to be given, to the Purchaser, on a timely basis, all requisite and pertinent information which the Selling Subsidiaries and the Purchaser, respectively, may require in order to comply with their respective obligations with respect to employees and former employees of the Business.

8.14	Employee Benefit Plan Matters.

i.	The Purchaser or any of the Purchasing Subsidiaries (as applicable) shall adopt and assume at and as of the Closing each of the Employee Benefit Plan/Schemes, and each trust, insurance contract, annuity contract or other funding arrangement with respect thereto, of the Seller or any of the Selling Subsidiaries set forth on Schedule 8.14 as such plans relate to employees employed immediately prior to Closing (the “Assumed Benefit Plans/Schemes”), and shall assume and exercise any and all rights, authorities, discretions and obligations as sponsor, named fiduciary and plan administrator of the Assumed Benefit Plans/Schemes. Such sponsor shall cause the Assumed Benefit Plans/Schemes to be amended, as applicable, to treat employment with the Seller or any of the Selling Subsidiaries prior to the Closing the same as employment with such sponsor from and after the Closing Date for purposes of eligibility and vesting and the respective Assumed Benefit Plans/Schemes shall be responsible for group health plan continuation coverage required under Applicable Law for any qualified beneficiary under such Assumed Benefit Plans/Schemes as of the Closing Date.

ii.	Other than with respect to the Non-U.S. Employees, the Purchaser and the Purchasing Subsidiaries hereby agree that, from and after the Closing Date, the Purchaser or the Purchasing Subsidiaries shall grant all employees hired in connection with the transactions contemplated in this Agreement credit for any service with the Seller or any of the Selling Subsidiaries earned prior to the Closing Date (a) for eligibility and vesting purposes (but for no other purpose) under any employee benefit plan, program or arrangement established or maintained by the Purchaser or any of the Purchasing Subsidiaries in which such employees participate on or after the Closing Date, whether or not such plan, program or arrangement is an Employee Benefit Plan/Scheme, (b) for purposes of vacation and severance benefits, and (c) for any other purpose as required under Applicable Law.

iii.	On and after the Closing Date, to the extent legally applicable, the Seller or any of the Selling Subsidiaries shall (or cause each of its applicable affiliates to) have all responsibility and Liability for meeting all requirements under “COBRA” with respect to each person who is or becomes an “M & A qualified beneficiary,” within the meaning of Treas. Reg. Sec. 54.4980B-9, Q/A-4(b) (including any individual who has a qualifying event as a result of the transactions contemplated by this Agreement).

iv.	Prior to the Closing Date, the Seller shall deliver to the Purchaser the material terms of any Employee Benefit Plan/Scheme maintained by the Seller or any Selling Subsidiary in which employees of the Business participated immediately prior to Closing and with respect to which the Purchaser and the Purchasing Subsidiary are not assuming any Liabilities.

8.15	Supply Agreements. The Seller and the Purchaser shall use their reasonable best efforts to conclude a supply agreement for the sale of products manufactured by the Business to the Seller and its Associated Companies and the sale of products manufactured by the Seller and its Associated Companies to the Business, with such supply agreements to become effective on the Closing Date.

8.16	Activities with Sanctioned Countries. Prior to the Closing, the Seller shall and shall cause the Companies and the Business to terminate (at its sole expense) any agency, distribution or any other contract concerning activities of the Business in Iran. The Seller shall ensure that there are no outstanding receivables, payables or other obligations of the Seller or the Companies on the books or records of the Companies related to activities of the Business in Iran. Any current or future expenses related to the termination of activities of the Business in Iran will be borne solely by the Seller and will remain the sole obligation of the Seller.

8.17	Trademark Subsidiary. If the Seller has not done so prior to the date hereof, the Seller shall cause Forbo Financial Services IA GmbH to be treated as a single member entity disregarded as a separate entity for U.S. tax purposes and file a Form 8832 with the IRS prior to the Closing Date that achieves such result.

8.18	Due Diligence Material. On or prior to the Closing Date, the Seller shall provide the Purchaser a compact disc with an unredacted copy of each document that is part of the Due Diligence Material. For the avoidance of doubt, the information in such unredacted copies of such documents provided to the Purchaser after the signing of this Agreement shall not be deemed to be Fairly Disclosed in Writing in the Due Diligence Material.

8.19	Financing Cooperation. In the period between the date hereof and the Closing Date, upon request of the Purchaser, the Seller shall, and shall cause its subsidiaries to, and use its reasonable best efforts to cause its affiliates and representatives to, reasonably cooperate with Purchaser in connection with the Financing and any other debt or equity financing that the Purchaser may elect to obtain in full or partial substitution for the

Financing or in addition to the Financing (collectively, “Other Financing”), including (i) preparation of all financial statements relating to the Companies and the Business that would be required to be included by the Purchaser in any Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”) or that would be required to be included by the Purchaser in any Current Report on Form 8-K in connection with the consummation of the transactions contemplated hereby; (ii) the provision of financial information and projections relating to the Companies and the Business reasonably requested by the Purchaser to allow Purchaser to prepare any required pro forma financial information or to prepare customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda (including under Rule 144A under the Securities Act, registration statements and prospectuses under the Securities Act), or otherwise satisfy conditions to obtaining the Financing or Other Financing; (iii) making senior management of the Business available for direct contact (including, upon reasonable notice, the appearance at one or more meetings in the United States) with Persons contemplating providing the Financing or Other Financing; (iv) causing its independent accountants to provide reasonable assistance and cooperation to Purchaser, including providing consent to Purchaser to use their audit reports relating to the Companies and the Business, reasonable assistance in facilitating the provision of customary “comfort” (including “negative assurance” comfort) by such independent accountants and causing appropriate personnel to be available to discuss such reports and other information, in each case on customary terms and consistent with their customary practice; (v) executing and delivering legal opinions of the Seller’s counsel or the counsel of any of the Companies regarding customary corporate matters or documents as may be reasonably requested by the Purchaser and reasonably required in connection with the Financing or Other Financing; and (vi) furnishing the Purchaser and any Debt Financing Sources promptly, and in any event at least twenty (20) days prior to the Closing Date, with all documentation and other information required by Governmental Authority with respect to the Financing or any Other Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act. The Purchaser shall promptly, upon request by the Seller, reimburse the Seller for all documented out-of-pocket expenses incurred by the Seller, its affiliates or its representatives in connection with such cooperation.

The request of the Purchaser may not unduly interfere with the management of the Seller and/or the Business and the preparation for the Closing.

The Seller or the Companies do not assume any responsibility and liability with regard to the Financing. The Financing is the sole responsibility of the Purchaser. The Seller’s and the Companies’ obligations, under this article 8.19, are limited solely to the provision of certain information and data (which is available in IFRS). They are not responsible or liable for the preparation of financial statements and reports and for the compliance of such financial statements or reports with applicable laws, regulations and accounting standards. The Purchaser shall fully indemnify and hold harmless the Seller for all claims of third parties in connection with Sellers activities under this art. 8.19 with the exception of willful misconduct and fraud.

8.20	Transfer of Certain Employees. Prior to the Closing Date, the Seller shall cause the applicable Company to transfer to the Seller or an Associated Company of the Seller (other than any of the Companies) or terminate the employment of each employee of any of the Companies who does not primarily devote such employee’s professional work time to the Business.

8.21	Cash Bonuses for 2011. Before the Closing Date, the Seller shall, or shall cause the Companies to, pay any compensation payable to employees of the Companies or the Business under the cash bonus plan or any sales commission plan with respect to performance for periods completed on or before December 31, 2011. As far as such payments are not made prior to the Closing the amount to be paid shall be added to the Net Financial Debt for the purpose of the Purchase Price adjustment set forth in article 2.3 of this Agreement.

8.22	Release of Encumbrances. The Seller shall use reasonable best efforts to obtain prior to the Closing a written release of each Encumbrance on any asset of Forbo Adhesives, LLC held by Lyondell Chemical Company or its successor along with an authorization to file a UCC termination statement with the Delaware Secretary of State, executed by a duly authorized officer of Lyondell Chemical Company or its successor.

8.23	Indian Subsidiary. As of the date of this Agreement the Seller operates its business in India through a branch office of Forbo Adhesives Deutschland GmbH and has initiated a procedure to establish the aforementioned branch office as a separate legal entity in which 75% of the shares of such entity shall be owned by Forbo Finanz AG and 25% shall be owned by Forbo NL Holding B.V. In case such legal entity has been duly organized and validly exists under the laws of India at the Closing Date, the shares of such entity shall be transferred to the Purchaser or any Purchasing Subsidiary designated by the Purchaser and Schedule 2.1 shall automatically be amended accordingly.

8.24

Non-Assignable Contracts. To the extent that required third party consents relating to Change of Control Contracts that primarily relate to the Business which are not entered into by any of the Companies (such Change of Control Contracts being the “Asset Transfer Contracts”) have not been obtained as of the Closing, the Seller and its applicable Associated Companies shall, during the remaining term of such Asset Transfer Contracts, use reasonable best efforts to (a) obtain the consent of the applicable third party, (b) make the benefit of such contracts available to the Purchaser so long as the Purchaser (i) cooperates with the Seller and its applicable Associated Companies in connection therewith and (ii) satisfies the obligations under such contracts associated with such benefits, and (c) enforce at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Seller or its applicable Associated Companies arising from such Asset Transfer Contracts against the other party or parties thereto (including the right to elect to terminate any such contracts in accordance with the terms thereof). Prior to obtaining the applicable third party consent to an Asset Transfer

Contract, such Asset Transfer Contract shall be retained by the Seller or its applicable Associated Company. The Seller and its applicable Associated Companies shall use reasonable best efforts to avoid taking any action or suffering any omission which would limit or restrict or terminate in any material respect the benefits to the Purchaser of such retained Asset Transfer Contracts. With respect to any such retained Asset Transfer Contracts as to which the necessary consent for the assignment to the Purchaser is obtained following the Closing, the Seller or its applicable Associated Company shall promptly transfer such retained Asset Transfer Contracts to the Purchaser by an instrument of conveyance reasonably satisfactory to the Purchaser.

ARTICLE 9

TRANSITION

9.1	Names and Trademarks. The Purchaser shall ensure that the Companies which use the word “Forbo” in their name or trademarks change such name or trademarks within 90 days after the Closing Date so that the word “Forbo” does no longer appear in their name or trademarks (or the Companies shall cease to use any such trademarks). The Companies may continue to use product packaging, signage, stationary, sales literature and similar documents that exist at the Closing Date and contain the name “Forbo” or any reference to Seller’s group for a period of four months after the Closing Date. After the expiry of such period the Purchaser shall cause the Companies to no longer use any such documents.

For a period of 18 months after the Closing Date, the Purchaser and its Associated Companies (including the Companies) may continue to use the trademark “Eurocol” in Spain, France and Switzerland. After the Closing Date, the Purchaser and its Associated Companies (including the Companies) may use the trademark “Forbo” for a period of five (5) years after the Closing Date for the “do it yourself” line of adhesives developed, manufactured, marketed or sold by or for the Purchaser or its Associated Companies (including the Companies) in Switzerland (the “DIY Business”). The Seller may terminate such license earlier if the Purchaser does not comply with the Seller’s branding manual set forth in Schedule 9.1 (with the exception that Purchaser may co-brand the products) and does not remedy such deficiencies within two (2) months after having been notified by the Seller. The Purchaser may sell the DIY Business to a third party with such license to use the trademark “Forbo” only with the prior approval of the Seller such approval not to be unreasonably withheld.

After the expiry of the applicable license periods, the Purchaser and its Associated Companies (including the Companies) may no longer use the trademarks “Eurocol” and “Forbo”.

For the avoidance of doubt, the rights to use the names and trademarks provided in this art. 9.1 are fully paid and royalty free. At the Closing Date, the Seller shall cease to use the trademarks set forth in Schedule 5.11(b) and shall ensure that the Associated Companies of Seller cease to use these trademarks at the Closing Date.

9.2	Transition Services. The Seller shall provide through its Associated Companies for a maximum period of twelve (12) months after the Closing Date the services set forth in Schedule 9.2 at the cost and on the terms as defined therein (the “Transition Services”).

The Purchaser may terminate its obligation to pay for, and the Seller’s obligation to cause to be provided, the Transition Services before the expiry of such twelve (12) month period by providing two (2) months prior written notice, such notice to expire at the end of a calendar month. No compensation is due in case of such termination or in case of the expiry of the transitory service period after twelve (12) months.

The Seller shall cause the Transition Services to be provided in a diligent and prompt manner by personnel of the Seller or its Associated Companies with appropriate knowledge to perform the applicable Transition Service in a commercially reasonable manner. To the extent the Transition Services are similar to services that the Seller or its Associated Companies performed for the Business prior to the date hereof, the Seller shall cause such Transition Services to be performed in a manner that causes the quality, speed, diligence and proficiency thereof to be consistent with the same or similar services provided to the Business as of the date hereof. The Seller shall comply with any service level requirements set forth in Schedule 9.2. The Seller shall (i) cause all Transition Services to be performed in compliance with Applicable Law and (ii) maintain insurance with insurers of similar claim-paying ability and similar coverage throughout the period during which the Transition Services are to be performed as are in effect on the date hereof. Nothing in this Agreement shall be considered or interpreted as constituting a partnership or joint venture among the Parties or their Associated Companies.

9.3	Transfer of certain employees. The Purchaser and the Seller shall ensure that those Transferred Employees shall be transferred by operation of Applicable Law to the applicable Purchasing Subsidiaries on the Closing Date. As far as such automatic transfer is not possible or does not occur automatically under Applicable Law, the Purchaser shall cause the applicable Purchasing Subsidiaries to offer to such Transferred Employees employment agreements or arrangements with identical notice periods to the existing employment agreements that initially (i) pay a base wage rate or salary identical to or greater than such Transferred Employee’s base wage rate or salary in effect immediately prior to the Closing Date and (ii) provide a cash incentive compensation opportunity identical to or greater than such Transferred Employee’s cash incentive compensation opportunity in effect immediately prior to the Closing Date, substituting performance goals and criteria, if any, as the Purchaser may reasonably determine given the Selling Subsidiaries’ cessation of ownership of the Companies and the Business.

Except for the Non-U.S. Employees, nothing in this Agreement shall be deemed to interfere with ability of the Purchaser or the Purchasing Subsidiaries to classify any of the Transferred Employees as “at will”, if such classification is possible under Applicable Law.

The Seller shall be liable for all the claims and Liabilities arising out of or in respect of the employment or the termination of the Transferred Employees on or before the Closing Date and the Seller shall hold the Purchaser harmless for any such claims and Liabilities. The Purchaser shall be liable for all claims and Liabilities arising out of or in respect of the employment and/or the termination of the Transferred Employees after the Closing Date and the Purchaser shall hold the Seller harmless from any such claims and Liabilities, save to the extent that such claims and Liabilities are caused by the actions or omissions of the Seller or its Associated Companies or to the extent the Purchaser is entitled to indemnification hereunder.

9.4	Insurance. The Purchaser is aware of the fact that the insurance policies listed in Schedule 9.4 will automatically be terminated on the Closing Date. Purchaser shall ensure that the Purchasing Subsidiaries take out insurance coverage to cover these risks after the Closing Date on a claims-made basis. Notwithstanding the foregoing, the Seller or an Associated Company of the Seller shall, with respect to any incident from which a Liability of any of the Companies arises, or that relates to any damage to or impairment of any Asset or asset of any of the Companies, that is potentially covered by an insurance policy maintained by the Seller or any of its Associated Companies (other than any of the Companies) on or prior to the Closing Date, (i) report such incident to the appropriate insurer as promptly as practicable and in accordance with the terms and conditions of the applicable policy after the Seller receives notice or becomes aware of such incident, (ii) provide the Purchaser copies of all material correspondence and other documents relating to such incident and (iii) instruct the appropriate insurer to pay any proceeds with respect to such claim directly to the injured party in settlement of any claims relating to such incident. Notwithstanding the foregoing, if any such proceeds are received by the Seller or any of its Associated Companies, the Seller shall, or shall cause its applicable Associated Company to, pay such proceeds to the Purchaser or an Associated Company of the Purchaser designated by the Purchaser. The Purchaser shall, and shall cause its Associated Companies to, reasonably cooperate in the investigation and pursuit of any claim pursuant to this art. 9.4, and the Purchaser may, at its own expense, participate in the investigation or pursuit of any such claim. The Seller shall, and shall cause its Associated Companies, not to compromise or settle any claim pursuant to this art. 9.4 without the Purchaser’s prior written consent (which consent may not be unreasonably withheld). The Purchaser shall promptly pay all reasonable out-of-pocket expenses incurred by the Seller or its Associated Companies in connection with the investigation, pursuit or settlement of any claim pursuant to this art. 9.4.

9.5	Software. The Purchaser is aware that the software licenses listed in Schedule 9.5 expire at the Closing Date. The Purchaser at its own expense and at its own discretion will contract for such new software licenses.

9.6	Special sales bonuses. The Purchaser is aware of the fact that the Seller has granted to certain managers of the Companies special bonuses in connection with the sale of the Business as described in Schedule 9.6. The Seller shall pay such bonuses directly to the pertinent managers. If required by Applicable Law the Purchaser and the Purchasing Companies shall pay any social insurance contributions or payroll taxes levied on such payments. The Seller shall promptly (and in no event later than five (5) Business Days after the Purchaser’s request therefore) reimburse to the Purchaser any social insurance contribution or payroll taxes the Purchaser or the Purchasing Subsidiaries have paid with respect to such bonus payments and shall hold the Purchaser harmless from any claims of the managers with regard to such bonus payments.

ARTICLE 10

TRANSFER OF MANAGEMENT RESPONSIBILITY

As of the Closing Date, the Purchaser takes over full responsibility for the Companies’ management and operations.

ARTICLE 11

MISCELLANEOUS

11.1	Cost and Taxes. Any income or similar Taxes which are levied on the Seller or the Selling Subsidiaries due to the sale of the Shares or the Assets or the provision of the Transition Services shall be borne exclusively by the Seller or the Selling Subsidiaries. For the avoidance of doubt the German real estate acquisition tax (Grundstückserwerbsteuer) shall be borne by the Purchaser or the Purchasing Subsidiaries. The Seller shall bear the Swiss securities transfer stamp tax (Umsatzabgabe), if any, due to the sale of the Shares or the Assets. Except as otherwise expressly provided herein, any transfer Taxes, documentary Taxes, conveyancing Taxes, recording fees or similar Taxes levied on the transfer of Shares or the Assets or arising from the transactions contemplated by this Agreement, together with any interest or penalty thereon, shall be borne equally by the Purchaser and the Seller.

Each Party bears the fees of its counsels and advisors. However, (i) the costs of PwC in connection with the audit or review of the Financial Statement and the combined financial statements of the Business for 2010 as described in art. 4.2(ii)(b) of this Agreement and for the audit or review of the financial statements 2009 as described in art. 8.7 of this Agreement shall be borne by the Purchaser, and (ii) at the Closing, the Seller shall pay CHF 500,000 (Swiss Francs five hundred thousand) to the Purchaser as reimbursement for such amount of the fees and costs of the Purchaser incurred in connection with the transactions contemplated by this Agreement.

11.2	Notice. Any notice, request, instruction or other document deemed by either Party to be necessary or desirable to be given to the other Party, shall be in writing and shall be mailed by registered mail or by overnight courier addressed as follows:

If to Purchaser:

H.B. Fuller Company

1200 Willow Lake Boulevard

St. Paul, Minnesota 55110-5101

USA

Attention: General Counsel

with a copy to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

USA

Attention: W. Morgan Burns

If to Seller:

Forbo Holding AG

Lindenstrasse 8

CH-6341 Baar

Suisse

Attention: General Counsel

with a copy to:

Baker & McKenzie Zurich

Holbeinstrasse 30

CH-8008 Zurich

Suisse

Attention: Dr. Urs Schenker

Each Party may at any time change its address by giving notice to the other Party in the manner described above. Such notices, requests, instructions or other documents shall be deemed made, given or delivered upon actual delivery.

11.3	No Waiver. The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Agreement. The waiver of any breach of this Agreement by any Party hereto shall not operate to be construed as a waiver of any other prior or subsequent breach. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver.

11.4	Entire Agreement. This Agreement embodies the entire agreement between the Parties hereto with respect to the transactions contemplated herein and there have been and are no agreements or warranties between the Parties other than those set forth or provided for herein. This Agreement may be amended only in writing through a document signed by all the Parties hereto.

11.5	Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason it shall be revised rather than rendered void, if possible, in order to achieve the intent of the parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

11.6	Binding on Successors; No Third Party Beneficiaries. All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, assigns and legal representatives. For the avoidance of doubt, the Purchaser may transfer any of its rights or obligations under this Agreement to any Person that acquires all or any portion of the Business after the Closing Date. Except as provided in art. 12.5, there is no third party beneficiary of this Agreement and nothing in this Agreement shall or is intended to confer any right or remedy under or by reason of this Agreement on any Person, except each Party and their respective successors and assigns.

11.7	Announcements. The Seller and the Purchaser shall consult each other before issuing any press releases or otherwise making any public statements or any statements to the Companies’ employees and customers with respect to this Agreement and shall not issue any such press release or statement without the prior approval of the other Party (which approval will not be unreasonably withheld). Nothing in this Agreement shall restrict or prohibit any announcement or disclosure required by statutory law or by any competent judicial or regulatory authority or by any competent securities exchange. In such case, the Party concerned shall, however, if legally permitted, inform the other Party before such statement is made and the Parties shall co-operate in good faith in order to agree the content of any such announcement prior to it being made.

11.8	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

11.9	Interpretation. As used in this Agreement, the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; all monetary amounts are expressed in CHF and will be paid in cash (unless expressly stated herein to the contrary) in CHF; and when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day.

ARTICLE 12

GOVERNING LAW AND ARBITRATION

12.1	Governing Law. This Agreement shall be subject to and governed by substantive Swiss Law with the exclusion of Swiss Private International Law and international treaties, in particular the Vienna Convention on the International Sale of Goods dated April 11, 1980.

12.2	Arbitration. All disputes arising out of this Agreement or in connection with this Agreement (other than a Financing Dispute) shall be solely and finally settled by a court of arbitration consisting of three arbitrators in accordance with the arbitration rules of the ICC. The place of arbitration shall be Geneva. The court of arbitration shall conduct the proceedings in the English language.

12.3	Financing Dispute. Each Party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including to any dispute arising out of or reliant in any way to the Financing Commitment or the performance thereof (a “Financing Dispute”), in any forum other than the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof), United States of America. Any Financing Dispute shall be governed by the internal laws of the State of New York of the United States of America. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION RELATED TO A FINANCING DISPUTE. Nothing in this paragraph may be construed to give the Purchaser or any Financing Source the right to initiate a suit against the Seller in the United States of America and nothing in this paragraph can be construed as the Seller submitting to the application of U.S. law with respect to any suit brought against the Seller by the Purchaser or by a Financing Source.

12.4	No Recourse Against Debt Financing Sources. Notwithstanding anything herein to the contrary, the Seller (on behalf of itself, its subsidiaries and any of their respective stockholders, partners, members, affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Debt Financing Source in connection with this Agreement, any Financing, the Financing Commitments or other financings in connection with the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise and Seller (on behalf of itself, its subsidiaries and any of their respective stockholders, partners, members, affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement or the transactions contemplated hereunder (including any action or proceeding relating to any Financing, the Financing Commitments or other financings in connection with the transactions contemplated hereby) and agrees to cause any such action or proceeding asserted by the Seller (on behalf of itself, its subsidiaries and any of their respective stockholders, partners, members, affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement or the transactions contemplated hereunder (including any action or proceeding relating to the Financing, the Financing Commitments or other financings in connection with the transactions contemplated hereby) to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties of the Seller or its subsidiaries (or any liabilities, damages, costs, expenses, fines or penalties to the Seller or its subsidiaries) in connection with this Agreement or the transactions contemplated hereby. Nothing in this art. 12.4 shall in any way expand or be deemed or construed to expand the circumstances in which the Purchaser may be liable under this Agreement (including as a result of the Financing or other financings in connection with the transactions contemplated hereby).

12.5	Third Party Beneficiaries. The Debt Financing Sources are expressly made third-party beneficiaries of arts. 12.1, 12.2, 12.3, 12.4 and this art. 12.5 (and those Sections or the related definitions shall not be amended or otherwise modified so as to adversely affect such Debt Financing Sources without the prior written consent of such Debt Financing Sources).

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties thereto have executed this Agreement as of the date and year first above written.

The Seller:	The Purchaser:

FORBO HOLDING AG	H.B. FULLER COMPANY

/s/ This Schneider / /s/ Joerg Riboni	/s/ James R. Giertz

Name: This Schneider / Joerg Riboni	Name: James R. Giertz

Title: CEO / CFO	Title: SR VP, CFO

Solely with respect to the first

paragraph of art. 8.9:

FORBO INTERNATIONAL SA

/s/ This Schneider / /s/ Joerg Riboni

Name: This Schneider / Joerg Riboni

Title: CEO / CFO

Master Purchase Agreement

List of Schedules

Schedule 1.a	Due Diligence Material

Schedule 1.b	Accounting Manual

Schedule 1.c	Intercompany Loans

Schedule 2.1	Shares and Assets

Schedule 2.3.1(a)	Net Financial Debt

Schedule 2.3.1(b)	Net Working Capital

Schedule 2.3.3	NWC Currency Conversion

Schedule 3.1	Local Purchase Agreements

Schedule 4.2(i)(a)	Governmental approvals

Schedule 4.2(ii)(a)	Change of Control Contracts

Schedule 4.2(iii)	Engagement letter PwC

Schedule 5.1(a)	List of directors, officers and auditors

Schedule 5.1(b)	List of representative offices

Schedule 5.2	Capital of the Companies

Schedule 5.4	Conflicts and consents

Schedule 5.5(a)	Financial Statement

Schedule 5.5(b)	Accounting Principles

Schedule 5.6(a)	Dividend distributions etc.

Schedule 5.6(b)	Certain permitted transactions

Schedule 5.8	Claims and litigation

Schedule 5.11(a)	Registered Intellectual Property

Schedule 5.11(b)	Trademarks no longer to be used by the Companies

Schedule 5.12(a)	List of key-employees

Schedule 5.12(b)	Employee Benefit Plans/Schemes

Schedule 5.12(c)	Actuarial assumptions

Schedule 5.13	Insurance Policies

Schedule 5.17	Real Estate

Schedule 5.21	Customers

Schedule 7	Resignation letters

Schedule 8.4	Agreements between Seller and the Companies

Schedule 8.5	Certain Pre-closing Cooperation Matters

Schedule 8.12	Allocation method

Schedule 8.14	Assumed Benefit Plans/Schemes

Schedule 9.1	Branding Manual

Schedule 9.2	Transition Services

Schedule 9.4	Insurance Policies

Schedule 9.5	Software

Schedule 9.6	Summary sale bonus agreements